AGREEMENT AND PLAN OF MERGER



                                   AMONG


                        GS BERRY ACQUISITION CORP.,


                      GS CAPITAL PARTNERS 2000, L.P.,

                 GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.,

           GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG,

           BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.,

               GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.,

                       STONE STREET FUND 2000, L.P.,



                         BPC HOLDING CORPORATION,


                        BERRY PLASTICS CORPORATION,



                THE SELLERS' REPRESENTATIVES NAMED HEREIN,



                                    and


                         THE SELLERS NAMED HEREIN




                               May 25, 2002







LIBNY/1108422.10


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                             TABLE OF CONTENTS

                                                                         PAGE


ARTICLE I GENERAL.......................................................... 2

   1.1  THE MERGER........................................................  2
   1.2  EFFECTIVE TIME OF THE MERGER......................................  2
   1.3  EFFECT OF THE MERGER..............................................  2
   1.4  CHARTER; BY-LAWS; OFFICERS AND DIRECTORS OF SURVIVING CORPORATION.  2
   1.5  TAKING OF NECESSARY ACTION........................................  3

ARTICLE II THE CLOSING....................................................  3


ARTICLE III PAYMENT OF PURCHASE PRICE; EFFECT OF MERGER ON CAPITAL
             STOCK OF CONSTITUENT CORPORATIONS............................  3

   3.1  CERTAIN DEFINED TERMS.............................................  3
   3.2  EFFECT ON CAPITAL STOCK...........................................  6
   3.3  ACTIONS AT CLOSING PRIOR TO THE EFFECTIVE TIME....................  7
   3.4  DEBT TENDER OFFERS................................................  7
   3.5  DELIVERY OF FUNDS; SURRENDER OF CERTIFICATES......................  9
   3.6  NO FURTHER OWNERSHIP RIGHTS IN PREFERRED STOCK, COMMON STOCK OR
        WARRANTS.......................................................... 10
   3.7  WORKING CAPITAL ADJUSTMENT........................................ 10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE
             CORPORATION.................................................. 12

   4.1  ORGANIZATION, STANDING, QUALIFICATION AND POWER................... 12
   4.2  AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY................. 12
   4.3  NO CONFLICTS; CONSENTS............................................ 13
   4.4  CAPITALIZATION.................................................... 13
   4.5  FINANCIAL STATEMENTS.............................................. 15
   4.6  SEC DOCUMENTS..................................................... 15
   4.7  ASSETS OTHER THAN REAL PROPERTY INTERESTS......................... 15
   4.8  REAL PROPERTY..................................................... 16
   4.9  INTELLECTUAL PROPERTY............................................. 16
   4.10 CONTRACTS......................................................... 17
   4.11 PERMITS........................................................... 19
   4.12 TAXES............................................................. 19
   4.13 PROCEEDINGS....................................................... 20
   4.14 BENEFIT PLANS..................................................... 20
   4.15 ABSENCE OF CHANGES OR EVENTS...................................... 22
   4.16 COMPLIANCE WITH APPLICABLE LAWS................................... 24
   4.17 ENVIRONMENTAL MATTERS............................................. 24
   4.18 EMPLOYEE AND LABOR MATTERS........................................ 25
   4.19 RELATED TRANSACTIONS...............................................26
   4.20 INSURANCE......................................................... 26
   4.21 HOLDING COMPANY................................................... 26

                               -i-

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   4.22 BROKERS OR FINDERS................................................ 26
   4.23 NO ADDITIONAL REPRESENTATIONS..................................... 26

ARTICLE V SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS........... 27

   5.1  AUTHORITY, ENFORCEABILITY, NO VIOLATION, ETC...................... 27
   5.2  NO CONFLICTS; CONSENTS............................................ 27
   5.3  OWNERSHIP......................................................... 28
   5.4  BROKERS OR FINDERS................................................ 28
   5.5  NO ADDITIONAL REPRESENTATIONS..................................... 28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND THE GS FUNDS....... 28

   6.1  ORGANIZATION, STANDING, QUALIFICATION AND POWER................... 28
   6.2  AUTHORITY; EXECUTION AND DELIVERY; AND ENFORCEABILITY............. 29
   6.3  NO CONFLICTS; CONSENT............................................. 29
   6.4  PROCEEDINGS....................................................... 30
   6.5  INVESTMENT INTENT................................................. 30
   6.6  AVAILABILITY OF FUNDS............................................. 30
   6.7  BROKERS OR FINDERS................................................ 30
   6.8  NO ADDITIONAL REPRESENTATIONS..................................... 31

ARTICLE VII COVENANTS..................................................... 31

   7.1  CONDUCT OF BUSINESS............................................... 31
   7.2  ACCESS TO INFORMATION............................................. 33
   7.3  CONFIDENTIALITY................................................... 33
   7.4  REQUIRED EFFORTS TO CONSUMMATE.................................... 34
   7.5  [INTENTIONALLY OMITTED]........................................... 35
   7.6  EXCLUSIVITY....................................................... 35
   7.7  NOTICE OF PROSPECTIVE BREACH; RIGHT TO TERMINATE OR WAIVER OF SUCH
        RIGHT............................................................. 35
   7.8  EXPENSES; TRANSFER TAXES.......................................... 36
   7.9  POST-CLOSING COOPERATION.......................................... 36
   7.10 PUBLICITY......................................................... 37
   7.11 APPOINTMENT OF SELLERS' REPRESENTATIVES........................... 37
   7.12 TERMINATION OF CERTAIN AGREEMENTS................................. 39
   7.13 CERTAIN EMPLOYEE MATTERS.......................................... 39
   7.14 ASSISTANCE WITH FINANCING......................................... 39
   7.15 OBLIGATIONS OF GS FUNDS........................................... 39
   7.16 FIRPTA CERTIFICATE................................................ 39
   7.17 STOCKHOLDER APPROVAL.............................................. 39
   7.18 <section>280G APPROVAL............................................ 40

ARTICLE VIII CONDITIONS PRECEDENT......................................... 40

   8.1  CONDITIONS TO EACH PARTY'S OBLIGATION............................. 40
   8.2  CONDITIONS TO OBLIGATION OF BUYERS................................ 40

   8.3  CONDITIONS TO THE OBLIGATION OF THE SELLERS....................... 42
   8.4  FRUSTRATION OF CLOSING CONDITIONS................................. 43
   8.5  EFFECT OF CERTAIN WAIVERS OF CLOSING CONDITIONS................... 43

ARTICLE IX TERMINATION.................................................... 43

   9.1  TERMINATION....................................................... 43
   9.2  EFFECT OF TERMINATION............................................. 44

ARTICLE X INDEMNIFICATION................................................. 45

   10.1 INDEMNIFICATION BY THE SELLERS.................................... 45
   10.2 ENVIRONMENTAL INDEMNIFICATION..................................... 49
   10.3 INDEMNIFICATION BY BUYERS......................................... 51
   10.4 CALCULATION AND MITIGATION OF LOSSES.............................. 52
   10.5 TERMINATION OF INDEMNIFICATION.................................... 52
   10.6 PROCEDURES........................................................ 53
   10.7 SURVIVAL OF REPRESENTATIONS....................................... 55
   10.8 NO ADDITIONAL REPRESENTATIONS..................................... 55
   10.9 [INTENTIONALLY OMITTED]........................................... 55
   10.10 ADJUSTMENT OF COMMON EQUITY PURCHASE PRICE....................... 55
   10.11 NO RELIANCE ON SELLERS' REPRESENTATIVES BY SELLERS............... 55

ARTICLE XI GENERAL PROVISIONS............................................. 56

   11.1 ASSIGNMENT........................................................ 56
   11.2 NO THIRD-PARTY BENEFICIARIES...................................... 56
   11.3 NOTICES........................................................... 56
   11.4 INTERPRETATION; EXHIBITS AND SCHEDULES............................ 57
   11.5 SEVERAL OBLIGATIONS............................................... 58
   11.6 COUNTERPARTS...................................................... 58
   11.7 ENTIRE AGREEMENT.................................................. 58
   11.8 AMENDMENTS AND WAIVERS............................................ 59
   11.9 SEVERABILITY...................................................... 59
   11.10 NO CONSEQUENTIAL DAMAGES......................................... 59
   11.11 CONSENT TO JURISDICTION.......................................... 59
   11.12 GOVERNING LAW; WAIVER OF JURY TRIAL.............................. 60
   11.13 CONSTRUCTION..................................................... 60

FORM OF JOINDER AGREEMENT................................................. 13



Exhibit A - Form of Escrow Agreement

Exhibit B - Commitment Letters

Exhibit C - Opinion of Counsel to Holding and the Corporation

Exhibit D - Form of Joinder




                                    -iii-
LIBNY/1108422.10

AGREEMENT AND PLAN OF MERGER, dated as of May 25, 2002, among GS BERRY ACQUISITION CORP., a Delaware corporation ("BUYER"), GS CAPITAL PARTNERS 2000, L.P., GS CAPITAL PARTNERS 2000 OFFSHORE, L.P., GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG, BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P., GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. and STONE STREET FUND 2000, L.P. (collectively the "GS FUNDS" and together with the Buyer, the "BUYERS"), BPC HOLDING CORPORATION, a Delaware corporation ("HOLDING"), BERRY PLASTICS CORPORATION, a Delaware corporation (the "CORPORATION"), the Stockholders of Holding listed on SCHEDULE I attached hereto (each, a "SELLER" and collectively, the "SELLERS"), Atlantic Equity Partners International II, L.P. ("ATLANTIC EQUITY"), J.P. Morgan Partners (SBIC), LLC ("JPMP"), BPC Equity, LLC ("BPC EQUITY") and Ira G. Boots, an individual ("MR. BOOTS" and together with Atlantic Equity, JPMP and BPC Equity, the "SELLERS' REPRESENTATIVES").

          WHEREAS, Holding has (a) issued and outstanding shares of (i) the Class A Common Stock, par value $.01 per share (the "CLASS A COMMON STOCK"), (ii) the Class B Common Stock, par value $.01 per share (the "CLASS B COMMON STOCK"), (iii) the Class C Common Stock, par value $.01 per share (the "CLASS C COMMON STOCK", and together with the Class A Common Stock and the Class B Common Stock, the "COMMON STOCK"), (iv) Series A Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED STOCK"),
(v) Series A-1 Preferred Stock, par value $.01 per share (the "SERIES A-1 PREFERRED STOCK"), (vi) Series B Preferred Stock, par value $.01 per share (the "SERIES B PREFERRED STOCK"), (vii) Series C-1 Preferred Stock, par value $.01 per share (the "SERIES C-1 PREFERRED STOCK"), (viii) Series C-2 Preferred Stock, par value $.01 per share (the "SERIES C-2 PREFERRED STOCK"), (ix) Series C-3 Preferred Stock, par value $.01 per share (the "SERIES C-3 PREFERRED STOCK"), (x) Series C-4 Preferred Stock, par value $.01 per share (the "SERIES C-4 PREFERRED STOCK"), (xi) Series C-5 Preferred Stock, par value $.01 per share (the "SERIES C-5 PREFERRED STOCK", and (b) authorized shares (none of which are outstanding) of Series D Preferred Stock, par value $.01 per share (the "SERIES D PREFERRED STOCK", and together with the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, the Series C-3 Preferred Stock, the Series C-4 Preferred Stock and the Series C-5 Preferred Stock, the "PREFERRED STOCK"), (c) warrants (the "WARRANTS") to purchase shares of Common Stock, in each case as is set forth on SCHEDULE 4.4, and (d) stock options (the "OPTIONS," and collectively with the Warrants, the "CONVERTIBLE SECURITIES") to purchase shares of Common Stock, in each case as is set forth on SCHEDULE 4.4. The (i) shares of the Common Stock and the Preferred Stock and (ii) Convertible Securities are collectively referred to in this Agreement as the "SECURITIES." Holding holds all of the issued and outstanding capital stock of the Corporation.

          WHEREAS, the respective Boards of Directors of each of Buyer, Holding and the Corporation have duly approved and adopted this Agreement and Plan of Merger (this "AGREEMENT"), and the proposed merger (the "MERGER") of the Buyer with and into Holding in accordance with, and subject to, the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DELAWARE STATUTE").

          WHEREAS, capitalized terms used but not defined in this Agreement have the meanings set forth in ANNEX I hereto.

          NOW, THEREFORE, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto hereby agree as follows:


                                 ARTICLE I

                                  GENERAL

1.1  THE MERGER.

     In accordance with, and subject to, the provisions of this Agreement, the Certificate of Merger and the Delaware Statute, Buyer shall be merged with and into Holding, which, at and after the Effective Time, shall be and is hereinafter sometimes referred to as the "SURVIVING CORPORATION." Buyer and Holding are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

1.2  EFFECTIVE TIME OF THE MERGER.

     The Merger shall become effective on the Closing Date upon the filing by the Surviving Corporation of the Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger shall be executed and delivered in the manner provided under the Delaware Statute. The time when the Merger shall become effective is referred to in this Agreement as the "EFFECTIVE TIME."

1.3  EFFECT OF THE MERGER.

     Except as specifically set forth in this Agreement or in the Certificate of Merger, at the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the "CORPORATE RIGHTS") of Holding shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of Buyer shall be merged with and into Holding, which shall, as the Surviving Corporation, be fully vested therewith. At the Effective Time, the separate existence and corporate organization of Buyer shall cease, and Buyer shall be merged with and into the Surviving Corporation.

1.4  CHARTER; BY-LAWS; OFFICERS AND DIRECTORS OF SURVIVING CORPORATION.

     From and after the Effective Time, (a) the certificate of incorporation of Buyer shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute, (b) the By-laws of Buyer shall become the By-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute, the Surviving Corporation's certificate of incorporation or such By-laws; and (c) the officers and directors of Buyer shall become the officers and directors of the Surviving Corporation, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the Delaware Statute or the Surviving Corporation's Certificate of Incorporation or By-laws, as applicable.

1.5  TAKING OF NECESSARY ACTION.

     Prior to the Effective Time, and subject to the terms and conditions contained in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger.


                                ARTICLE II

                                THE CLOSING

     The closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, New York, New York 10004 on a date (the "CLOSING DATE") to be mutually agreed upon by Buyer and the Sellers' Representatives, which date shall be no later than the third Business Day after all of the conditions set forth in Article VIII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing).


                                ARTICLE III

PAYMENT OF PURCHASE PRICE; EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT
                               CORPORATIONS

3.1  CERTAIN DEFINED TERMS.

   The following terms shall have the respective meanings assigned to such terms below:

          "ADJUSTMENT FACTOR" means the quotient obtained by dividing the Adjusted Share Number by the Share Number, rounded to the nearest 0.0001.

          "ADJUSTED SHARE NUMBER" means the total number of (i) Paid-Out Shares, and (ii) shares of Common Stock issuable upon the exercise of Warrants.

           "ADJUSTED OWNERSHIP PERCENTAGE" with respect to any Seller shall mean, expressed as a percentage, the quotient of (A) the number of shares of Common Stock held by such Seller immediately prior to the Effective Time (including the number of shares of Common Stock issuable upon the exercise of any Warrants held by such Seller, less the number of Rolled-Over Shares held by such Seller and (B) the Adjusted Share Number, rounded to the nearest 0.0001.

          "CAPITAL LEASE" means a lease of property by a Corporation Entity which, in conformity with GAAP, is required to be accounted for as a capital lease.

          "CAPITAL LEASE AMOUNT" shall mean the aggregate amount required to be accounted for as Capital Leases in accordance with GAAP on the Closing Date.

          "CASH HOLDBACK AMOUNT" means the sum of the Working Capital Holdback Amount and the Cash Indemnification Holdback Amount, which shall be deposited into an escrow account (the "ESCROW ACCOUNT") to be established by Buyer and the Seller's Representative with SunTrust Bank,

Atlanta (the "ESCROW AGENT") pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit A (the "ESCROW AGREEMENT").

          "CASH INDEMNIFICATION HOLDBACK AMOUNT" means 5% of the Paid-Out Common Equity Purchase Price, which will be used to fund indemnification payments by the Sellers, if any, made pursuant to Section 10.1(a), 10.1(b), 10.1(f), 10.1(g) and 10.2 of this Agreement and in accordance with the Escrow Agreement.

          "COMMON EQUITY PURCHASE PRICE" shall mean the difference between
(i) the sum of (x) the Enterprise Purchase Price and (y) the aggregate amount of exercise price proceeds payable to Holding in respect of all Convertible Securities other than Out-of-the Money Options (assuming all such Convertible Securities were exercised and Holding collected such exercise price proceeds) minus (ii) the sum of (x) Funded Obligations and
(y) Transaction Costs, without duplication.

          "ENTERPRISE PURCHASE PRICE" shall mean $837,500,000.

          "FUNDED INDEBTEDNESS" means, without duplication, the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed by any Corporation Entity from other Persons (i.e., excluding intercompany loans); (ii) all interest expense accrued but unpaid on or relating to any of such indebtedness; and (iii) all other amounts paid or payable to the holders of Funded Indebtedness and furnished by the Buyers in connection with the repayment, repurchase or redemption thereof, including, without limitation, all premiums or penalties related to the payment thereof and all payments, including consent payments, actually made to holders of the Public Bonds in connection with the Debt Tender Offers; provided, however that in no event shall "Funded Indebtedness" include amounts related to the Remaining Notes Amount, the Capital Lease Amount, the Nevada Bonds Amount or the Tri-Plas Note. As of the date hereof, Funded Indebtedness is as set forth on Schedule 3.1(a) (which schedule will be updated on the Closing Date).

          "FUNDED OBLIGATIONS" means the sum of the Preferred Stock Redemption Amount, the Funded Indebtedness, the Remaining Notes Amount, the Capital Lease Amount, the Nevada Bonds Amount and the Tri-Plas Note Amount.

           "NEVADA BONDS AMOUNT" means the aggregate principal amount of the Nevada Bonds together with all accrued and unpaid interest thereon as of the Closing Date.

          "NEVADA BONDS" means the Nevada Public Improvement Trust Variable Demand Refinancing Bonds issued pursuant to an indenture dated April 1, 1991.

          "OUT-OF-THE-MONEY OPTIONS" means all Options the exercise price of which is equal to or greater than the Per Share Amount.

           "PAID-OUT COMMON EQUITY PURCHASE PRICE" means the product of (x) the Per Share Amount and (y) the Adjusted Share Number.

          "PAID-OUT SHARES" means the shares of Common Stock (other than the Rolled-Over Shares) that are issued and outstanding immediately prior to the Effective Time that are beneficially owned by any Person other than Holding.

          "PER SHARE AMOUNT" means an amount equal to the quotient obtained by dividing (i) the Common Equity Purchase Price by (ii) the Share Number, rounded to the nearest 0.0001

          "PER SHARE CASH HOLDBACK AMOUNT" means an amount equal to the quotient obtained by dividing (i) the Cash Holdback Amount by (ii) the Adjusted Share Number, rounded to the nearest 0.0001.

          "PREFERRED STOCK REDEMPTION AMOUNT" means the aggregate amount necessary to redeem all the Preferred Stock in accordance with the Holding Certificate of Incorporation.

          "PUBLIC BONDS" means, collectively, the 11% Notes, the 12.25% Notes and the 12.5% Notes.

          "REMAINING NOTES" means collectively the 11% Notes, the 12.25% Notes and the 12.5% Notes not purchased in the Debt Tender Offers on or prior to the Closing Date (the "REMAINING 11% NOTES", the "REMAINING 12.25% NOTES" and the "REMAINING 12.5% NOTES," respectively).

          "REMAINING 11% NOTES AMOUNT" means the sum of (x) the product of the aggregate principal amount of the Remaining 11% Notes and the factor set forth on Schedule 3.1(b) per dollar of aggregate principal amount, plus
(y) accrued and unpaid interest on the Remaining 11% Notes as of the Closing Date.

          "REMAINING 12.25% NOTES AMOUNT" means the sum of (x) the product of the aggregate principal amount of the Remaining 12.25% Notes and the factor set forth on Schedule 3.1(b) per dollar of aggregate principal amount, plus (y) accrued and unpaid interest on the Remaining 12.25% Notes as of the Closing Date.

          "REMAINING 12.5% NOTES AMOUNT" means the sum of (x) the product of the aggregate principal amount of the Remaining 12.5% Notes and the factor set forth on Schedule 3.1(b) per dollar of aggregate principal amount, plus (y) accrued and unpaid interest on the Remaining 12.5% Notes as of the Closing Date.

          "REMAINING NOTES AMOUNT" means the sum of the Remaining 11% Notes Amount, the Remaining 12.25% Notes Amount and the Remaining 12.5% Notes Amount.

          "ROLLED-OVER SHARES" means all shares of Common Stock that are contributed to Buyer immediately prior to the Merger by employees of Holding or the Corporation.

          "SHARE NUMBER" means the sum of the number of (i) Paid-Out Shares, (ii) the Rolled-Over Shares, and (iii) the shares of Common Stock issuable upon the exercise of the Convertible Securities (other than Out-of-the-Money Options).

          "TRANSACTION COSTS" means all the out-of-pocket costs and expenses of the Sellers and any Corporation Entity relating to the merger and the transactions contemplated hereby that are paid or payable on the Closing Date, which categories of items are set forth on Schedule 3.1(c) hereto (which schedule will be updated on the Closing Date), payable by any Corporation Entity but specifically excluding any costs and expenses included in the definition of "Funded Obligations" provided that any item set forth on such schedule shall not be included on the Closing Working Capital Statement.

          "TRI-PLAS NOTE" means the Junior Subordinated Promissory Note issued by Berry Tri-Plas Corporation to TP Plastics Consulting with an original principal amount of $720,000.

          "TRI-PLAS NOTE AMOUNT" means the aggregate principal amount of the Tri-Plas Note together with all accrued and unpaid interest thereon as of the Closing Date.

          "WORKING CAPITAL HOLDBACK AMOUNT" means the product of (x) $7,500,000 and (y) the Adjustment Factor, which will be used to fund payments made by the Sellers, if any, pursuant to the Working Capital adjustment set forth in Section 3.7 and the Escrow Agreement.

          "11% NOTES" means the 11% Senior Subordinated Notes due 2007 issued by the Corporation.

          "12.25% NOTES" means the 12.25% Senior Subordinated Notes due 2004 issued by the Corporation.

          "12.5% NOTES" means the 12.5% Senior Secured Notes due 2006 issued by Holding.

3.2  EFFECT ON CAPITAL STOCK.

     The manner and basis of converting, exchanging or canceling the shares of capital stock of each of the Constituent Corporations into cash or for capital stock of the Surviving Corporation, shall be as follows:

(a) each share of common stock, $.01 par value, of Buyer ("Buyer Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation;

(b) each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by Holding (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor;

(c) each Paid-Out Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the Effective Time, an amount in cash equal to the Per Share Amount less the Per Share Cash Holdback Amount;

(d) each Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, at the Effective Time, an amount in cash equal to (1) the Per Share Amount less the Per Share Cash Holdback Amount, per share of Common Stock issuable upon the exercise of such Warrant and LESS (2) the exercise price for each such share (the "WARRANT AMOUNT");

(e) any shares of Preferred Stock outstanding immediately prior to the Effective Time and following the redemption of the Preferred Stock as set forth in Section 3.3(a) shall be canceled;

(f) each authorized but unissued share of Common Stock and Preferred Stock shall be canceled;

(g) all Options that are outstanding and have not been exercised as of the Closing, other than Out-of-the Money Options, shall remain outstanding as adjusted in accordance with their terms; and

(h) all Out-of-the-Money Options that are outstanding and have not been exercised as of the Closing, shall be canceled.

3.3  ACTIONS AT CLOSING PRIOR TO THE EFFECTIVE TIME.

(a) At the Closing, immediately prior to the Effective Time, Holding will redeem the Preferred Stock in accordance with the terms of the Holding Certificate of Incorporation for an aggregate amount equal to the Preferred Stock Redemption Amount, which amount will be provided to Holding by the Buyers at the Closing.

(b) At the Closing, the appropriate Corporation Entities shall deliver to the holders of the Funded Indebtedness an amount sufficient to repay all such Funded Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of any Corporation Entity with respect to any Funded Indebtedness outstanding immediately prior to the Closing other than the Remaining Notes, the Capital Leases, the Nevada Bonds and the Tri-Plas Note. On or prior to the Closing Date, the appropriate Corporation Entities, will provide Buyer with customary pay-off letters from all holders of such Funded Indebtedness, and make arrangements reasonably satisfactory to Buyer for such holders to provide to Buyer recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Buyer prior to the Closing. If the Closing occurs, Buyers shall provide such Corporation Entities with sufficient funds to repay the Funded Indebtedness at the Closing.

3.4  DEBT TENDER OFFERS.

(a) Promptly following the date hereof Holding and the Corporation shall commence debt tender offers and consent solicitations (the "DEBT TENDER OFFERS") for all of the Corporation's outstanding 11% Notes and 12.25% Notes and all of Holding's outstanding 12.5% Notes on the terms and conditions set forth on Schedule 3.4(a), pursuant to which Holding will seek to purchase, at the Closing, not less than a majority of the aggregate principal amount of the 12.5% Notes outstanding as of the Closing Date and the Corporation will seek to purchase, at the Closing, not less than a majority of the aggregate principal amount of each of the 11% Notes and the 12.25% Notes outstanding as of the Closing Date. Holding and the Corporation will use their commercially reasonable best efforts to consummate the Debt Tender Offers, cause the amendments of the related indentures described on Schedule 3.4(a) (the "INDENTURE AMENDMENTS") to be effective, and effectuate the other provisions set forth on Schedule 3.4(a); PROVIDED that Holding and the Corporation shall not be required to increase the consideration initially offered to the holders of the Public Bonds. The Debt Tender Offers will be subject only to the conditions set forth on Schedule 3.4(a). Neither Holding nor the Corporation will, without Buyer's prior written consent, waive any conditions to any Debt Tender Offer, waive any of the Indenture Amendments required by Schedule 3.4(a) or make any other changes to the terms and conditions of any Debt Tender Offer that under the terms of Schedule 3.4(a) cannot be changed without Buyer's consent.

(b) Holding and the Corporation shall, as promptly as practicable following the date hereof, prepare, subject to advice and comments of Buyer, offers to purchase the Public Bonds and forms of the related letters of transmittal and summary advertisements, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Tender
Offers (collectively, the "OFFER DOCUMENTS") in accordance with the terms of the Debt Tender Offers. The Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading. All mailings to the holders of the Public Bonds in connection with the Debt Tender Offers shall be subject to the prior review, comment and reasonable approval of Buyer; PROVIDED, HOWEVER that Buyer shall be deemed to have consented to any amendment or mailing of the Offer Documents otherwise permitted under this Section 3.4 to the extent that Buyer shall have failed to complete its review, comment or approval process (i) to the extent that such Offer Documents have been received prior to 8:00 p.m. on any business day, by 4:00 p.m. the following business day, and (ii) to the extent that such Offer Documents have been received after 8:00 p.m. on any business day, within 24 hours. Holding and the Corporation will cause the Offer Documents to be mailed to the holders of the Public Bonds as promptly as practicable following the date hereof. Holding and the Corporation agree to promptly correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

(c) Holding and the Corporation covenant and agree that, subject to the terms and conditions of Schedule 3.4(a) and the remainder of this Agreement, including but not limited to the conditions of the Debt Tender Offers, it will, subject to the receipt of sufficient funds from the Buyers at the Closing, accept for payment and pay for the Public Bonds and effect the Indenture Amendments as soon as such conditions, including that the Closing hereunder shall occur simultaneously therewith, to the Debt Tender Offers are satisfied. If the Closing occurs, the Buyers shall provide Holding and the Corporation with sufficient funds to consummate the Debt Tender Offers. Buyers agree to cooperate with Holding and the Corporation, to the extent that such cooperation is reasonably requested and would require no out-of-pocket expenditures by Buyers.

(d) At least 15, but not more than 30 days prior to the anticipated Closing Date, upon the written request of Buyer, Holding shall provide notice to the trustee with respect to the 12.5% Notes of its intent to redeem the Remaining 12.5% Notes pursuant to the indenture relating to the 12.5% Notes.

3.5  DELIVERY OF FUNDS; SURRENDER OF CERTIFICATES.

(a) At the Effective Time, upon surrender by each Seller to the Surviving Corporation of the Convertible Securities or evidence thereof, the certificate(s) that, immediately prior to the Effective Time, represented Paid-Out Shares, and any other documentation reasonably requested by the Surviving Corporation (including a duly executed and completed joinder to this Agreement in the form of Exhibit D hereto), the Surviving Corporation shall pay to each such holder in exchange therefor an amount in immediately available U.S. funds equal to (i) the product of (A) the Per Share Amount (less the Per Share Cash Holdback Amount) and (B) the number of shares of Common Stock (other than Rolled-Over Shares) owned of record by such Seller, in the case of Paid-Out Shares, or (ii) the Warrant Amount with respect to all Warrants held by such holder, in the case of Warrants, in accordance with Section 3.2, such amount to be paid promptly by wire transfer (or by certified check) to accounts designated by the Sellers' Representatives to Holding not later than two Business Days prior to the Closing; PROVIDED that the Sellers' Representatives may direct Buyer to deliver a portion of the Common Equity Purchase Price to certain third parties for fees, expenses, costs or other obligations arising out of or in connection with the transactions contemplated by this Agreement. Until surrendered as contemplated by this Section 3.5 and the Certificate of Merger, each certificate representing Paid-Out Shares and each Warrant shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender the amount to which the owner is entitled to receive pursuant to Section 3.2, subject, with respect to the Per Share Cash Holdback Amount, to the terms of the Escrow Agreement, as contemplated by this Article III, the Certificate of Merger and the Delaware Statute.

(b) At the Effective Time, the Buyers will cause the Cash Holdback Amount to be deposited into the Escrow Account.

(c) At the Effective Time, each Seller who held Rolled-Over Shares prior to the Effective Time shall deposit 5% of the shares of Buyer Common Stock received in respect of their Rolled-Over Shares (the "ROLLOVER
INDEMNIFICATION HOLDBACK") into the Escrow Account. All claims for indemnification by the Surviving Corporation and the GS Funds made pursuant to Section 10.1(a), 10.1(b), 10.1(f), 10.1(g) or 10.2 of this Agreement and in accordance with the Escrow Agreement shall be paid PRO RATA from the Rollover Indemnification Holdback and the Cash Indemnification Holdback in accordance with the terms of Article X and the procedures set forth in the Escrow Agreement.

(d) The adoption of this Agreement and the approval of the Merger by the stockholders of Holding shall constitute approval of the Escrow Agreement and all of the arrangements relating thereto, including without limitation the placement of the Cash Holdback Amount and the Rollover Indemnification Holdback into escrow.

3.6  NO FURTHER OWNERSHIP RIGHTS IN PREFERRED STOCK, COMMON STOCK OR WARRANTS.

     The Preferred Stock Redemption Amount paid in respect of the Preferred Stock, the Per Share Amount (less the Per Share Cash Holdback Amount) paid in respect of the Paid-Out Shares and the Warrant Amount paid in respect of the Warrants in accordance with the provisions of this Article III and the Certificate of Merger, subject to such additional rights to receive payment as are set forth in Section 3.7 and the Escrow Agreement, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Preferred Stock, Paid-Out Shares and Warrants. At and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed with respect to the capital stock of Holding, and there shall be no further registration of transfers of the capital stock of Holding thereafter on the records of the Surviving Corporation. If, after the Effective Time, Warrants or certificates representing shares of Preferred Stock or Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III and the Certificate of Merger.

3.7  WORKING CAPITAL ADJUSTMENT.

(a) As soon as practicable, but in no event later than 30 days following Closing, the Surviving Corporation shall prepare a calculation of Closing Working Capital of the Corporation Entities as of the Closing Date (the "CLOSING WORKING CAPITAL STATEMENT"), which statement will be reviewed by the Surviving Corporation's auditors. The Closing Working Capital Statement shall be prepared using the same accounting principles, methodologies, procedures and classifications (the "WORKING CAPITAL METHODOLOGY") as the statement of Working Capital for the month of April 2002, a copy of which is set forth on SCHEDULE 3.7(A) (the "APRIL STATEMENT").

(b) The Surviving Corporation shall deliver a copy of the Closing Working Capital Statement to Sellers' Representatives promptly after it has been prepared. After receipt of the Closing Working Capital Statement, Sellers' Representatives shall have 30 days to review the Closing Working Capital Statement, together with the work papers used in the preparation thereof. The Surviving Corporation shall (i) provide Sellers' Representatives and its Representatives reasonable access during normal business hours to all relevant work papers, trial balances and other financial information to the extent necessary or useful to complete their review of the Closing Working Capital Statement, and (ii) cooperate with Sellers' Representatives and their Representatives reasonable requests with respect to the review of the Closing Working Capital Statement, including by providing on a timely basis all information necessary or useful in reviewing the Closing Working Capital Statement. Unless Sellers' Representatives deliver written notice to the Surviving Corporation on or prior to the 30{th} day after Sellers' Representatives' receipt of the Closing Working Capital Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Sellers' Representatives shall be deemed to have accepted and agreed to the calculation of the Closing Working Capital. If Sellers' Representatives notifies the Surviving Corporation of its objection to the calculation of the Closing Working Capital, Sellers' Representatives and the Surviving Corporation shall, within 20 days (or such longer period as the parties may agree in writing) following such notice (the "RESOLUTION PERIOD"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive (other than as a result of manifest error or fraud).

(c) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to Deloitte & Touche LLP (the "NEUTRAL AUDITORS"). Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 3.7 and the presentations by Sellers' Representatives and the Surviving Corporation, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of the dispute being submitted for their determination, shall be set forth in a written statement delivered to Sellers' Representatives and the Surviving Corporation and shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors' determination. The Neutral Auditors shall have exclusive jurisdiction over, and resort to the Neutral Auditors as provided in this Section 3.7(c) shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 3.7(c). The fees, costs and expenses of the Neutral Auditors shall be borne by the Corporation, on the one hand, and by the Sellers severally (PRO RATA based on their Ownership Percentages), on the other, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Sellers claim that Closing Working Capital is $1,000 greater than the amount determined by the Surviving Corporation, and the Surviving Corporation contests only $500 of the amount claimed by Sellers, and if the Neutral Auditors ultimately resolves the dispute by awarding the Sellers $300 of the $500 contested, then the costs and expenses of the Neutral Auditor will be allocated 60% (i.e., 300 <divide>
500) to the Surviving Corporation and 40% (i.e., 200 <divide> 500) to the Sellers. The term "FINAL CLOSING WORKING CAPITAL" shall mean the definitive Closing Working Capital agreed to (or deemed to be agreed to) by the Surviving Corporation and Sellers' Representatives in accordance with
Section 3.7(b) hereof or resulting from the determinations made by the Neutral Auditors in accordance with this Section 3.7(c) (in addition to those items theretofore agreed to by Sellers' Representatives and the Surviving Corporation). Any determination of Sellers' Representatives under this Section 3.7 shall be binding on the Sellers, including, without limitation, any determination to accept, reject or settle any amounts due or owing under this Section 3.7.

(d) In the event the Final Closing Working Capital exceeds the Target Working Capital, the Corporation shall pay the product of (x) the excess and (y) the Adjustment Factor to the Sellers PRO RATA based upon each Seller's Adjusted Ownership Percentage and the Escrow Agent shall pay the Working Capital Holdback Amount out of the Escrow Account to the Sellers of Paid-
Out Shares PRO RATA based upon each Seller's Adjusted Ownership Percentage. In the event the Final Closing Working Capital is less than the Target Working Capital (the product of (x) the difference between the Target
Working Capital and the Final Closing Working Capital and (y) the
Adjustment Factor, the "WORKING CAPITAL SHORTFALL") and the Working Capital Shortfall is less than or equal to the Working Capital Holdback Amount, the Working Capital Shortfall shall be paid to the Corporation by the Escrow Agent out of the Escrow Account and the remaining amount of the Working Capital Holdback Amount, if any, shall be paid to the Sellers of Paid-Out Shares pro rata based on each Seller's Adjusted Ownership Percentage by the

Escrow Agent out of the Escrow Account. In the event the Final Closing Working Capital is less than the Target Working Capital and the Working Capital Shortfall is greater than the Working Capital Holdback Amount, the Working Capital Holdback Amount shall be paid to the Corporation by the Escrow Agent out of the Escrow Account and the Sellers of Paid-Out Shares shall pay the difference between the Working Capital Shortfall and the Working Capital Holdback Amount to the Corporation pro rata based upon each Seller's Adjusted Ownership Percentage.

(e) All payments made pursuant to this Section 3.7(e) shall be made by wire transfer of immediately available funds within five (5) days of the determination of the Final Closing Working Capital to accounts previously designated in writing by the Surviving Corporation and the Sellers' Representatives, and shall include interest at the rate announced by Citibank, N.A. from time to time as its prime rate (the "PRIME RATE") calculated from the Closing Date until the date of payment. The term "TARGET WORKING CAPITAL" means $60,420,000. The term "WORKING CAPITAL" means the consolidated Working Capital of the Corporation Entities in accordance with the Working Capital Methodology reflected in the April Statement, but excluding Funded Obligations and Transaction Costs.


                              ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE CORPORATION

   Holding and the Corporation hereby represent and warrant to Buyer as follows:

4.1  ORGANIZATION, STANDING, QUALIFICATION AND POWER.

     Each of Holding and the Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. Each of the Subsidiaries of the Corporation is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Except as set forth on SCHEDULE 4.4, each Corporation Entity is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it EXCEPT WHERE THE FAILURE TO BE SO QUALIFIED WOULD NOT REASONABLY BE EXPECTED TO HAVE A MATERIAL ADVERSE EFFECT ON THE CORPORATION ENTITIES, TAKEN AS A WHOLE. SCHEDULE 4.1 sets forth a correct and complete list of each Subsidiary of the Corporation, its jurisdiction of incorporation or formation, and the percentage ownership by each record holder thereof.

4.2  AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY.

     Each of Holding and the Corporation has all the corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Holding and the Corporation of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and the execution and delivery by each of Holding and the Corporation of the Related Documents to which it is, or is specified to be, a party and the consummation by each of

Holding and the Corporation of the transactions contemplated thereby will be duly and validly authorized by all necessary corporate action on the part of each of Holding and the Corporation prior to the Closing. Each of Holding and the Corporation has duly and validly executed and delivered this Agreement and, prior to the Closing, will have duly and validly executed and delivered each Related Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party will after the Closing constitute, a legal, valid and binding obligation of Holding or the Corporation, as applicable, enforceable against Holding or the Corporation, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

4.3  NO CONFLICTS; CONSENTS.

     The execution and delivery by each of Holding and the Corporation of this Agreement does not, the execution and delivery by each of Holding and the Corporation of each Related Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by each of Holding and the Corporation with the terms hereof and thereof will not, directly or indirectly, conflict with, or result in any violation or other breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, any provision, term or condition of (a) the certificate of incorporation or by-laws of Holding or the Corporation, (b) except as set forth on SCHEDULE 4.3, any Contract required to be listed on Schedule 4.10 or (c) any judgment, order, decree of any Governmental Entity ("JUDGMENT") or any federal, state, local or foreign statute, law, ordinance, rule or regulation ("APPLICABLE LAW") applicable to any Corporation Entity or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such conflicts, violations, defaults, or rights that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole. No Permit of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Corporation Entity in connection with the execution, delivery and performance by any Corporation Entity of this Agreement or any Related Document to which they are, or are specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act, (ii) those Permits set forth on
SCHEDULE 4.3, (iii) compliance with and filings and notifications under applicable Environmental Laws and (iv) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole, and (v) those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated hereby and by the Related Documents.

4.4  CAPITALIZATION.

(a) As of the date hereof, the authorized capital stock of Holding consists of
(i) 2,314,000 shares of preferred stock, of which (A) 600,000 shares are designated as Series A Preferred Stock, all of which are issued and outstanding, fully paid and nonassessable, (B) 200,000 shares are designated as Series B Preferred Stock, all of which are issued and outstanding, fully paid and nonassessable, (C) 1,400,000 shares are designated as Series A-1 Preferred Stock, 1,000,000 of which are issued and outstanding, fully paid and nonassessable, (D) 3,063 shares are designated as Series C-1 Preferred Stock, all of which are issued and outstanding, fully paid and nonassessable, (E) 1,910 shares are designated as Series C-2 Preferred Stock, all of which are issued and outstanding, fully paid and nonassessable, (F) 2,135 shares are designated as Series C-3 Preferred
Stock, all of which are issued and outstanding, fully paid and nonassessable, (G) 3,033 shares are designated as Series C-4 Preferred
Stock, all of which are issued and outstanding, fully paid and nonassessable, (H) 3,027 shares are designated as Series C-5 Preferred
Stock, all of which are issued and outstanding, fully paid and nonassessable, (I) 100,000 shares are designated as Series D Preferred
Stock, none of which are issued and outstanding, and (ii) 2,500,000 shares of common stock, of which (A) 500,000 shares are designated as voting Class
A Common Stock, 91,000 of which are issued and outstanding, fully paid and nonassessable, (B) 500,000 shares are designated as non-voting Class A
Common Stock, 259,000 of which are issued and outstanding, fully paid and nonassessable, (C) 500,000 shares are designated as voting Class B Common Stock, 145,058 of which are issued and 144,546 of which are outstanding, fully paid and nonassessable, (D) 500,000 shares are designated as non-voting Class B Common Stock, 58,612 of which are issued and 59,222 of which are outstanding, fully paid and nonassessable, (E) 500,000 shares are designated as non-voting Class C Common Stock, 17,000 of which are issued and 16,833 of which are outstanding, fully paid and nonassessable. THE issued and outstanding shares of Holding are held of record by the Sellers listed on SCHEDULE 4.4. Schedule 4.4 lists all Convertible Securities, the names of persons entitled to receive shares of Common Stock upon the exercise or conversion of such Convertible Securities and the price per share of Common Stock, if any, payable with respect to the issuance of shares of Common Stock thereunder. Except for the Convertible Securities set forth on SCHEDULE 4.4, there are no outstanding securities, options, warrants, rights, calls, agreements, convertible securities or other commitments or understandings of any nature whatsoever, fixed or contingent, to which any Corporation Entity is a party that directly or indirectly: (a) calls for the issuance, sale, pledge or other disposition to the stock or other securities of any Corporation Entity or securities which are convertible into, or have other rights to acquire, any of the stock or other securities of any Corporation Entity; (b) obligates any Corporation Entity to grant, offer or enter into any of the foregoing; or
(c) otherwise relates to the voting, sale, disposition or holding of any security of any Corporation Entity. Except as set forth on SCHEDULE 4.4, there are no Contracts required to be listed on SCHEDULE 4.10 to which any Corporation Entity or any Seller is a party that relate to the Securities.

(b) Holding, either directly or indirectly, owns 100% of all issued and outstanding shares of capital stock or limited liability company interests of each of its Subsidiaries, and owns no capital stock, other securities, or rights or obligations to acquire the same, of any other Person.

(c) The Preferred Stock Redemption Amount represents the total amount of all payments required to be made by Holding in order to redeem all the Preferred Stock. SCHEDULE 4.4(C) lists, for each series of Preferred
Stock, the amount of payments to be made by Holding to redeem all the shares of such series.

4.5  FINANCIAL STATEMENTS.

(a) Schedule 4.5(a) contains (i) the audited consolidated balance sheets of Holding as of December 30, 2000 and December 29, 2001 (the audited balance sheet as of December 29, 2001 being referred to in this Agreement as the "AUDITED BALANCE SHEET"), and the related audited statements of operations, shareholders' equity and cash flows for the fiscal years then ended (together with the Audited Balance Sheet, the "AUDITED FINANCIAL STATEMENTS") and (ii) the unaudited consolidated balance sheet of the Corporation as of March 31, 2002 (the "LATEST BALANCE SHEET") and the related unaudited statement of operations and cash flow for the thirteen weeks then ended (the "UNAUDITED FINANCIAL STATEMENTS," and together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from and in accordance with the books and records of Holding in accordance with GAAP consistently applied during the periods covered thereby (except as indicated in the notes thereto). Except as set forth on SCHEDULE 4.5(A), the Financial Statements fairly present the financial condition and results of operations of Holding and its Subsidiaries as of the dates and for the periods indicated (subject in the case of the Unaudited Financial Statements to (i) the absence of any footnotes that may be required and (ii) normal year-end adjustments consistent with the past practices of Holding).

(b) Immediately prior to the repayment of the Funded Indebtedness at Closing, except as set forth on Schedule 4.5(b), no Corporation Entity will have any indebtedness other than the Funded Indebtedness, the Remaining Notes, the Capital Leases, the Nevada Bonds and Tri-Plas Note.

4.6  SEC DOCUMENTS.

     Holding and the Corporation have filed with the Securities and Exchange Commission ("SEC") all forms, reports, schedules, statements and other documents required to be filed with the SEC by Holding since January 1, 1999 (together with all information incorporated therein by reference, the "SEC DOCUMENTS"). No subsidiary of Holding, other than the Corporation, is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7  ASSETS OTHER THAN REAL PROPERTY INTERESTS.

     Except as set forth on SCHEDULE 4.7, each Corporation Entity owns all of the assets and properties reflected on the Latest Balance Sheet or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Latest Balance Sheet), free and clear of all Liens, except Permitted Liens. This Section 4.7 does not relate to real property or interests in real property, such items being the subject of Section 4.8, nor does it relate to Intellectual Property or interests in Intellectual Property, such items being the subject of Section 4.9.

4.8  REAL PROPERTY.

(a) Schedule 4.8(a) contains a complete and correct list of all of the Leased Real Property. With respect to each Leased Real Property, a Corporation Entity owns a leasehold estate in such Leased Real Property, free and clear of all encumbrances except Permitted Liens. Except as set forth on
SCHEDULE 4.8(A), (A) no default by any Corporation Entity, or to the Corporation's knowledge, the applicable landlord exists under any Lease and
(B) each such Lease is legal, valid, binding and enforceable and in full force and effect other than, in the case of (A) and (B), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as whole.

(b) SCHEDULE 4.8(B) contains a complete and correct list of all Owned Real Property. With respect to each Owned Real Property, (i) a Corporation Entity owns title in fee simple to such Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein, and
(iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, other than, in the case of (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole.

4.9  INTELLECTUAL PROPERTY.

(a) Schedule 4.9(a)(i) sets forth a list of all Corporation Intellectual Property (other than rights of the Corporation or any of its Subsidiaries as licensee, which are set forth on SCHEDULE 4.9(A)(II)) owned by any Corporation Entity which has been registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world, describing each in reasonable detail. To the extent indicated on SCHEDULE 4.9(A), such Corporation Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority.

(b) Except as set forth on SCHEDULE 4.9(B), to the knowledge of Holding or the
Corporation:

(i) each Corporation Entity possesses all right, title and interest in and to the Corporation Intellectual Property which it owns, free and clear of any Lien or license other than Permitted Liens, and all registered patents, trademarks, service marks and copyrights listed on SCHEDULE 4.9(A)(I) are valid and subsisting and in full force and effect;

(ii) the Corporation Intellectual Property and the Business as conducted on the date hereof do not infringe upon any Intellectual Property rights of third parties, and since June 1, 1999, no Corporation Entity has received any written notice from any other Person challenging its use or ownership of any Corporation Intellectual Property or the validity or enforceability thereof;

(iii) no Corporation Entity has granted any licenses or other rights, nor does any Corporation Entity have any obligation to grant licenses or other rights, to any Corporation Intellectual Property to any other Person;

(iv) to the knowledge of the Corporation Entities, no third party has infringed upon, misappropriated or violated any rights of the Corporation Entities with respect to any Corporation Intellectual Property, except as would not have a Material Adverse Effect on the Corporation Entities taken as a whole;

(v) all licenses, agreements or permissions by which the Corporation Entity receives the right to use any Corporation Intellectual Property which is owned by third parties are accurately identified in reasonable detail in
SCHEDULE 4.9(A)(II), valid and enforceable and in full force and effect, and no Corporation Entity that is party to any such licenses, agreements or permissions is in default of any material provision thereof giving rise to the right of the other party to terminate such license, agreement or permission;

(vi) each Corporation Entity has taken all reasonable action to maintain and preserve the Corporation Intellectual Property, including without limitation entering into valid and effective confidentiality/non-disclosure agreements with all third parties to whom it discloses any confidential information or trade secrets which are Corporation Intellectual Property, and making all filings and all payments of all maintenance and similar fees for any Corporation Intellectual Property listed in SCHEDULE 4.9(A)(I);

(vii) since June 1, 1997, each Corporation Entity has obtained valid and effective assignments and confidentiality/non-disclosure agreements from all of their employees, and independent contractors (collectively, the "INVENTORS") of all such Inventors' rights in any Corporation Intellectual Property (A) developed by such Inventors while employed by or under contract with the Corporation Entity or (B) developed by such Inventors while not employed by the Corporation Entity, which the Corporation Entity needs in order to conduct any material portion of the Business and to preserve its rights in the Corporation Intellectual Property; and

(viii) the consummation of the transactions contemplated hereby shall not materially impair or materially alter any of the Corporation Entity's rights in any Corporation Intellectual Property.

4.10 CONTRACTS.

(a) Except as set forth on SCHEDULE 4.10(A), no Corporation Entity is a party to or bound by any Contract that is used or held for use in, or that arises out of, the operation or conduct of its business and that is:

(i) an employment agreement that has an annual salary in excess of $100,000;

(ii) a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

(iii) a Contract (other than employment agreements) with any shareholder, director, officer or Affiliate of any Corporation Entity;

(iv) a lease or similar Contract under which:

(A) Any Corporation Entity is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party involving payment by such Corporation Entity of more than $300,000 on an annual basis (unless terminable without payment or penalty upon no more than 60 days' notice); or

(B) Any Corporation Entity is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any Corporation Entity in any such case that has an aggregate future liability or receivable, as the case may be, in excess of $500,000;

(v) a Contract under which any Corporation Entity has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other Person (other than endorsements for the purpose of collection in the ordinary course of business) that, individually, is in excess of $300,000;

(vi)a Contract granting a Lien (other than a Permitted Lien) upon any of the material assets of any Corporation Entity;

(vii) a power of attorney (other than a power of attorney given in the ordinary course of the business with respect to routine Tax matters);

(viii) a Contract (excluding a purchase order) involving payments by any Corporation Entity of more than $1,000,000 in the aggregate during the term of such contract;

(ix) a written Contract involving the obligation of any Corporation Entity to deliver products or services for payment of more than $3,000,000 (unless terminable without payment or penalty upon no more than 60 days' notice), other than such Contracts entered into in the ordinary course of business;

(x) a Contract involving any joint venture or partnership involving a potential commitment or payment by any Corporation Entity in excess of $1,000,000
(unless terminable without payment or penalty upon no more than 60 days' notice);

(xi) the principal Contract (and no ancillary or other related agreements) used to effectuate a material acquisition, divestiture, merger or similar transaction that has not been consummated or that has been consummated since January 1, 1999, but contains representations, covenants, indemnities or other obligations that are still in effect; or

(xii) any other Contract that is material to the Corporation Entities taken as a whole.

(b) Except as set forth on SCHEDULE 4.10(B), no Corporation Entity is (with or without the lapse of time) in breach or default of or under any Contract that is listed on SCHEDULE 4.10(B) and, to the knowledge of Holding or the Corporation, no other party to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for breaches and defaults which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole. No Corporation Entity has, except as disclosed on SCHEDULE 4.10(b), received any written notice of the intention of any Person to terminate any Contract listed on such SCHEDULE 4.10(B). Complete and correct copies of all Contracts listed on SCHEDULE 4.10(B) have been made available to Buyer.

4.11 PERMITS.

     Except as set forth on, SCHEDULE 4.11, (a) each Corporation Entity holds and is in compliance with all permits and authorizations ("PERMITS") required under Applicable Law for the conduct of the Business as presently conducted, other than any such Permit the absence of which or noncompliance with which would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as whole; and (b) during the past two years, no Corporation Entity has received written notice of the revocation or modification of any such Permits, including notice of any Proceeding. This Section 4.11 does not relate to Permits required by any Environmental Law, which are the subject of Section 4.17.

4.12 TAXES.

     Except as set forth on SCHEDULE 4.12, (a) each Corporation Entity has filed all material Returns required to be filed by it prior to the Closing Date; (b) except as would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole, such returns were true and correct; (c) each Corporation Entity has paid all Taxes shown to be due on such Returns and has paid all other Taxes with respect to which Returns are not required to be filed; (d) each Corporation Entity has not waived or been requested to waive any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, which waiver, extension or request is still outstanding; (e) there are no ongoing or pending Tax audits of any Corporation Entity and no Corporation Entity has received written notice of any unresolved questions or claims concerning its Tax liability; (f) each Corporation Entity has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes, including with respect to payments made to employees or other third parties; (g) each Corporation Entity is not nor has been a party to any Tax sharing agreement; (h) each Corporation Entity has paid any material deficiencies or assessments asserted by any Tax authority; (i) each Corporation Entity has never been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group of which Holding was the common parent); (j) no Tax authority in a jurisdiction where any Corporation Entity does not file a Return has made a claim, assertion or threat that Holding or any of its Subsidiaries is or may be subject to Tax in such jurisdiction; (k) Holding is not, nor has it ever been a United States real property holding company within the meaning of Section 897(c)(2) of the Code; (l) each Corporation Entity will not be required as a result of any adjustment under Section 481 of the Code, or any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) to include any item of income or exclude any item of deduction from any Tax period ending on or after the Closing Date; (m) each Corporation Entity has not made any consent under
Section 341 of the Code; (n) no closing agreements, private letter rulings or similar agreements have been entered into or issued by any Taxing authority with respect to any Corporation Entity; (o) Holding has made available to Buyer copies of all federal income tax Returns filed by each Corporation Entity in the past three years; and (p) no deduction taken for Tax purposes by any Corporation Entity is subject to disallowance (as opposed to deferral) by reason of Section 163(e)(5) of the Code or any analogous provision of state, local or foreign law. Subject to Section 10.1(g), Buyer acknowledges that, anything contained herein to the contrary notwithstanding, no Corporation Entity is making, or intends to make, any express or implied representation or warranty relating to the existence or amount of any net operating loss or net operating loss carryover of any member of the Affiliated Group except for that contained in the preceding sentence, with the result, inter alia, that any adjustment to the items of income, gain, loss or deduction of a Corporation Entity by the Internal Revenue Service shall not constitute or result in a breach of representation or warranty unless and to the extent that the consequence of such adjustment is a reduction in the amount of the Total NOL below $37.7 million. This Section 4.12 does not relate to Tax matters involving Corporation Benefit Plans, which are the subject of Section 4.14.

4.13 PROCEEDINGS.

     Except as set forth in SCHEDULE 4.13, there is no Proceeding or claim by or against (or, to the knowledge of the Corporation, threatened against) any Corporation Entity (i) that relates to or involves more than $250,000;
(ii) seeking material injunctive relief; or (iii) that would, if adversely determined, be reasonably likely to have a Material Adverse Effect on the Corporation Entities taken as a whole. No Corporation Entity is a party or subject to or in default under any material Judgment applicable to the conduct of the present business of such Corporation Entity or any of its respective assets other than those Judgments set forth on SCHEDULE 4.13.

4.14 BENEFIT PLANS.

(a) Schedule. SCHEDULE 4.14(A) contains a true and complete list of each material Corporation Benefit Plan and each Employee Agreement. No Corporation Entity has agreed to establish any new material Corporation Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any material Corporation Benefit Plan or Employee Agreement, nor has any intention to do any of the foregoing been communicated to Employees.

(b) DOCUMENTS.  Holding or the Corporation has made available to Buyer
(i) current, accurate and complete copies of all documents embodying or relating to each material Corporation Benefit Plan and each Employee Agreement.

(c) COMPLIANCE. With respect to each material Corporation Benefit Plan and Employee Agreement, as applicable, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Corporation Entities taken as a whole: (i) each Corporation Entity has performed all obligations required to be performed by such entity thereunder and no Corporation Entity is in default under or in violations thereof; (ii) each Corporation Benefit Plan and Employee Agreement has been established, maintained or performed, as the case may be, in compliance with all applicable laws, statutes, orders, rules and regulations;
(iii) each Corporation Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any Corporation Benefit Plan; (v) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of any Corporation Entity threatened or anticipated (other than routine claims for benefits) with respect to any Corporation Benefit Plan or Employee Agreement; (vi) each Corporation Benefit Plan can be amended, terminated or otherwise discontinued without liability to any Corporation Entity; and (vii) no Corporation Benefit Plan is under audit or investigation by the IRS, the DOL or the PBGC, and to the knowledge of any Corporation Entity, no such audit or investigation is pending or threatened.

(d) PENSION PLANS. Except as would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole, none of the Corporation Entities are reasonably likely to incur any liability under Title IV of ERISA.

(e) MULTI-EMPLOYER PLANS. At no time has any Corporation Entity contributed to or been required to contribute to, or incurred any withdrawal liability
(within the meaning of Section 4201 of ERISA) to any "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

(f) NO POST-EMPLOYMENT OBLIGATIONS. No Corporation Entity (i) maintains or contributes to any material Corporation Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Employee or to Employees as a group that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.

(g) EFFECT OF TRANSACTION. Except as set forth on Schedule 4.14(g), the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any material restrictions or limitations on the right of any Corporation Entity or the Buyer to amend or terminate any Corporation Benefit Plan. Except as set forth on Schedule 4.14(g), no payment or benefit which will or may be made by any Corporation Entity, the Buyer or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of
Section 280G(b)(1) of the Code.

(h) WELFARE PLAN FUNDING. Except as set forth on Schedule 4.14(h), with respect to each Welfare Plan, all claims incurred (including claims incurred but not reported) by Employees are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) properly reflected as a liability or accrued for on the Corporation's financial statements. No Corporation Benefit Plan or Employee Agreement is funded by a trust described in
Section 501(c)(9) of the Code.

(i) ERISA AFFILIATES. Except as set forth on Schedule 4.14(i), no Corporation Entity has, or has ever had, any ERISA Affiliates (other than a Corporation Entity).

(j) In relation to Berry Plastics UK Ltd ("BERRY U.K."):

(i) MONEY PURCHASE SCHEMES. Other than lump sum death in service benefits, the schemes referred to in paragraphs 27, 28 and 29 of Schedule 4.14(a) to the Agreement (the "Disclosed Schemes") provide only money purchase benefits
(as defined in section 181 of the Pension Schemes Act 1993).

(ii) EX GRATIA PAYMENTS. There has been no proposal to make nor has any payment been made of any voluntary or ex gratia payment of any relevant benefits within the meaning of section 612 of the Income and Corporation Taxes Act 1988 (ignoring the exception contained in that section) (the "RELEVANT BENEFITS") to or in respect of any person, nor will such a payment be made or proposed before the Closing.

(iii) UNDERTAKINGS. No undertaking or assurance (whether legally binding or not) has been given or will before Closing be given to any person as to the introduction, continuation, increase or improvement of any Relevant
Benefits.

(iv) INSURED DEATH BENEFITS. All death benefits which may be payable (other than a refund of members' contributions with interest where appropriate) are fully insured with an insurance company authorized to carry on long-term insurance business under the Financial Services and Markets Act 2000. All policies and contracts under which such benefits are insured are enforceable and there is no ground on which the insurance company concerned might avoid liability under such policy or contract.

(v) WINDING-UP, TERMINATION OR CLOSURE OF THE DISCLOSED SCHEMES. No event has occurred and no action has been taken which would or could result in the winding-up, termination or closure of the Disclosed Schemes in whole or in part and no such event will, as a result of Closing, occur.

4.15 ABSENCE OF CHANGES OR EVENTS.

     Except as set forth on SCHEDULE 4.15, since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect on the Corporation Entities taken as a whole. Buyer acknowledges that there may have been disruption to the Corporation's business as a result of the announcement by the Corporation of its intention to sell such business (and there may be disruption to the Corporation's business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby), and Buyer acknowledges that such disruptions do not and shall not constitute a breach of this SECTION 4.15. Except as set forth on SCHEDULE 4.15, from the date of the Audited Balance Sheet to the date hereof, each Corporation Entity has caused its respective businesses to be conducted in the ordinary course consistent with past practices and there has not been:

(a) any (i) amendment to the certificate of incorporation, by-laws or other organizational documents of any Corporation Entity, (ii) subdivision in any way or reclassification of any shares of capital stock of any Corporation Entity, or (iii) change or agreement to change in any manner the rights of the outstanding capital stock of any Corporation Entity;

(b) any waiver of any right of any Corporation Entity with a value in excess of $300,000, the cancellation of any right of any Corporation Entity with a value in excess of $300,000, or the cancellation of any debt or claim held by any Corporation Entity with a value in excess of $300,000, in each case other than any action taken in the ordinary course of business consistent with past practice;

(c) any payment or declaration of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of any Corporation Entity (other than the repurchase of stock options and capital stock from employees in connection with their termination);

(d) any sale, assignment or transfer of any tangible or intangible assets of any Corporation Entity, except (i) in the ordinary course of business consistent with past practice, and (ii) assets for which the book value does not exceed $300,000 and which would not, in either case, be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation Entities taken as a whole;

(e) any loan by any Corporation Entity to any officer, director, employee, consultant or shareholder of any Corporation Entity (other than advances to such persons in the ordinary course of business consistent with past practice or in connection with salary, wages, travel and travel related expenses or other customary expenses);

(f) any damage, destruction or loss (whether or not covered by insurance) which is reasonably expected to exceed $300,000 to remedy;

(g) any increase, direct or indirect, in the compensation paid or payable to any officer, director or key employee of any Corporation Entity, other than in the ordinary course of business;

(h) any change in the accounting or Tax methods, practices or policies or in any Tax election of any Corporation Entity, except for changes that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole;

(i) any material capital expenditure or commitment for any material capital expenditure by any Corporation Entity, other than as set forth in the 2002 Fiscal Budget;

(j) any material change in amount of insurance coverage;

(k) any material change to, or increase in the amounts of, or acceleration of the payment or vesting of, any benefits under the Corporation Benefit
Plans, and there has not been any Corporate Benefit Plan adopted or established by any Corporation Entity;

(l) any grants or increases in severance or termination pay to employees, other than severance payments made in the ordinary course of business;

(m) any settlement of any litigation in which the amount in controversy exceeds $300,000;

(n) any grant or award of options or warrants to purchase the capital stock of any Corporation Entity, other than those grants required to be made by a Corporation Benefit Plan; or

(o) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.16 COMPLIANCE WITH APPLICABLE LAWS.

     Except as set forth on SCHEDULE 4.16, each Corporation Entity is in compliance with all Applicable Laws which apply to such Corporation Entity, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole. Except as set forth on SCHEDULE 4.16, no Corporation Entity has received any communication during the past two years from a Governmental Entity that alleges that such Corporation Entity is not in compliance with any Applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole. This Section 4.16 does not relate to matters with respect to Permits, which are the subject of Section 4.11, Taxes, which are the subject of Section 4.12, Corporation Benefit Plans, which are the subject of Section 4.14, environmental matters, which are the subject of Section 4.17, or employee and labor matters, which are the subject of Section 4.18.

4.17 ENVIRONMENTAL MATTERS.

     Except as set forth on Schedule 4.17 and except for those matters that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Holding or the Corporation, to the knowledge of Holding or Corporation,

(a) each Corporation Entity is in compliance with all applicable Environmental Laws;

(b) each Corporation Entity has obtained, and is in compliance with, all permits, licenses, authorizations, registrations, and other governmental consents required by applicable Environmental Laws ("ENVIRONMENTAL PERMITS");

(c) each of the Facilities is free of any Hazardous Substances and is free of any contamination relating to or resulting from any such Hazardous Substances, and there has been no release at any time of any Hazardous Substances at, on, or about, under or within any Facilities or any real property formerly owned, leased, operated or controlled by any Corporation Entity or any of their predecessors, in each of the foregoing cases which could reasonably be expected to give rise to any liabilities pursuant to Environmental Laws;

(d) there are no claims, notices (including, without limitation, notices that any Corporation Entity is or may be a potentially responsible person or otherwise liable in connection with any waste disposal or other site containing Hazardous Substances), civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened that are based on or related to any Environmental Matter;

(e) no Corporation Entity, nor any of their predecessors has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location (A) in violation of any Environmental Laws or (B) listed on the National
Priorities List or any comparable list of state sites; and

(f) the representations and warranties contained in this Section 4.17 are the sole and exclusive representations and warranties of Holding and the Corporation with respect to any Environmental Matters, including any matters arising under Environmental Laws.

4.18 EMPLOYEE AND LABOR MATTERS.

(a) Employment Matters. Except as would not be reasonably expected to have a Material Adverse Effect on the Corporation Entities taken as a whole, each Corporation Entity is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, including, but not limited to, the Worker Adjustment and Retraining Notification Act.

(b) LABOR. No work stoppage or labor strike against Holding, the Corporation or any of its or their Subsidiaries by Employees is pending or threatened, except for work stoppages and labor strikes that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Corporation Entities taken as a whole. Except as set forth on
SCHEDULE 4.18, no Corporation Entity (i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees except for such disputes, grievances or litigation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Corporation Entities taken as a whole; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been since the later of December 24, 1990 and the date of its formation a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by the Seller or any of its affiliates. Except as set forth on Schedule 4.18, no Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

(c) CLASSIFICATION. Each individual who performs or performed services for any Corporation Entity and is a common law employee of such entity is properly classified as such for all purposes including, but not limited to, participation in the Corporation Benefit Plans, except to the extent any such failure would not be reasonably likely to have a Material Adverse
Effect on the Corporation Entities taken as a whole.

4.19 RELATED TRANSACTIONS.

     Except as set forth on SCHEDULE 4.19, no current or former stockholder, director, officer or employee of any Corporation Entity, or any current or former Affiliate of any of the foregoing persons or any Corporation Entity is presently, or since the latest of (i) March 31, 1999,
(ii) the organization of such Corporation Entity or (iii) the acquisition of such Corporation Entity by Holding or one of its Subsidiaries, has been, directly or indirectly through such person's or entity's affiliation with any other person or entity, a party to any agreement or transaction with any Corporation Entity, other than, in the case of such person, agreements in connection with any such person's duties as a director, officer or employee of such Corporation Entity.

4.20 INSURANCE.

     The physical properties, assets, business, operations, employees, officers and directors of each Corporation Entity are insured to the extent disclosed in SCHEDULE 4.20. As of the date hereof, all premiums due have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received by any Corporation Entity with respect to any insurance policy currently in effect, and which is presently owned or held by any Corporation Entity, insuring the products, physical properties, assets, business, operations, employees, officers and directors of such Corporation Entity and their respective potential liabilities to third parties, in each case, except where such failure, cancellation or termination would not reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole. No Corporation Entity is in material default under any such insurance policies.

4.21 HOLDING COMPANY.

     Except as set forth on SCHEDULE 4.21, Holding has not conducted any business operations or incurred, to its knowledge, any liabilities or obligations or entered into any Contracts, and does not hold any assets, other than certain cash balances.

4.22 BROKERS OR FINDERS.

     Except as set forth in SCHEDULE 4.22, which fees shall be paid by the Sellers, no Corporation Entity has incurred any obligation, contingent or otherwise, for brokerage or finder's fees or agent commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement.

4.23 NO ADDITIONAL REPRESENTATIONS.

     NEITHER HOLDING NOR THE CORPORATION IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO HOLDING, THE CORPORATION AND ITS SUBSIDIARIES, INCLUDING ANY OF THE ASSETS

OF HOLDING, THE CORPORATION OR ANY SUBSIDIARY, EXCEPT FOR THE
REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, and except as set forth expressly herein, the condition of the assets of holding, the corporation and its subsidiaries shall be "as is" and "where is."


                                ARTICLE V

           SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          Each of the Sellers severally (as to such Seller only and not jointly) represents and warrants to Buyer as follows:

5.1  AUTHORITY, ENFORCEABILITY, NO VIOLATION, ETC.

     Such Seller has all requisite corporate power and authority or, with respect to individuals, the capacity, to execute and deliver this Agreement and each of the Related Documents to which such Seller is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Seller, and the execution and delivery by such Seller of each of the Related Documents to which such Seller is, or is specified to be, a party, and the consummation by such Seller of the transactions contemplated thereby, will be duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Seller prior to the Closing. Such Seller has duly and validly executed and delivered this Agreement and, prior to the Closing, will have duly and validly executed and delivered each Related Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party will after the Closing constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

5.2  NO CONFLICTS; CONSENTS.

     Neither the execution and delivery by such Seller of this Agreement or any of the Related Documents to which such Seller is, or is specified to be, a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Seller with any of the provisions hereof and thereof, conflicts or will conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of a material benefit under, or give rise to any increased, additional, accelerated or guaranteed right or entitlements under (a) any provision of such Seller's organizational documents or certificate of incorporation or bylaws, if applicable, (b) any Judgment or Applicable Law applicable to such Seller or the Securities owned by such Seller, or (c) any Contract to which such Seller is a party or by which any of its assets or property are bound, other than any such conflicts, violations, defaults or rights that, with respect to (b) and (c) individually or in the aggregate, would not reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or any of the Related Documents to which such Seller is, or is specified to be, a party. Except as set forth on
SCHEDULE 5.2 or as otherwise contemplated by this Agreement, no material Permit of or registration, declaration or filing with, any Governmental Entity is required to be obtained or made for the consummation by such Seller of the transactions contemplated by this Agreement and the Related Documents to which such Seller is, or is specified to be, a party.

5.3  OWNERSHIP.

     Except as set forth on SCHEDULE 5.3, such Seller is the record and beneficial owner of the Securities listed opposite such Seller's name on
SCHEDULE I and has good and marketable title to such Securities, free and clear of any and all Liens.

5.4  BROKERS OR FINDERS.

     Except as set forth on SCHEDULE 4.22, the Sellers have incurred no obligation, contingent or otherwise, for brokerage or finder's fees or agent commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement.

5.5  NO ADDITIONAL REPRESENTATIONS.

     NO SELLER IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO SUCH SELLER OR THE CORPORATION OR ITS SUBSIDIARIES, INCLUDING ANY OF THE ASSETS OF THE CORPORATION OR ITS SUBSIDIARIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT.


                               ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF BUYER AND THE GS FUNDS

          Buyer and the GS Funds hereby represent and warrant to Holding, the Corporation and the Sellers as follows:

6.1  ORGANIZATION, STANDING, QUALIFICATION AND POWER.

     Each of Buyer and each of the GS Funds is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited partnership power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted. Each of Buyer and each GS Fund is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Buyer or such GS Fund or prevent the consummation of the transactions contemplated hereby.

6.2  AUTHORITY; EXECUTION AND DELIVERY; AND ENFORCEABILITY.

     Each of Buyer and each GS Fund has the requisite corporate or limited partnership power and authority to execute and deliver this Agreement and the Related Documents to which it is, or is specified to be, a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and each GS Fund of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and the execution and delivery by Buyer and each of the GS Funds of the Related Documents to which they are, or are specified to be, a party and the consummation by the Buyer of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and each of the GS Funds. Each of Buyer and each GS Fund has duly and validly executed and delivered this Agreement and, prior to the Closing, will have duly and validly executed and delivered each Related Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation of each of Buyer and each GS Fund, as applicable, enforceable against the Buyer and each GS Fund in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

6.3  NO CONFLICTS; CONSENT.

     The execution and delivery by Buyer and each GS Fund of this Agreement does not, the execution and delivery by Buyer and each GS Fund of each Related Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Buyer and each GS Fund with the terms hereof and thereof do not and will not, directly or indirectly, contravene with, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets owned or used by Buyer, each GS Fund or any of their respective Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlement under, any provision, term or condition of (a) the organizational documents or the certificate of incorporation, by-laws , certificate of limited partnership or partnership agreement of Buyer or any GS Fund or any of its respective Subsidiaries, (b) any Contract to which Buyer or any GS Fund or any of their respective Subsidiaries is a party or by which any of their respective properties or assets is bound or (c) any Judgment or Applicable Law applicable to the Buyer or any GS Fund or any of their respective Subsidiaries or their respective properties or assets, other than, in the case of clause (b) and (c) above, any such conflicts, violations, defaults, or rights that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer or any GS Fund. No material Permit of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Buyer or any GS Fund or any of their respective Subsidiaries in connection with the execution, delivery and performance by either Buyer or any GS Fund or any of their respective Subsidiaries of this Agreement or any Related Document to which it is, or is specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act, (ii) those Permits set forth in SCHEDULE 6.3, (iii) compliance with and filings and notifications under applicable Environmental Laws, and (iv) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer or any GS Fund or materially impair the ability of Buyer or the GS Funds to perform their respective obligations under this Agreement or the Related Documents to which they are, or are specified to be, a party.

6.4  PROCEEDINGS.

     There are not any (a) outstanding Judgments against Buyer, any GS Fund or any of their respective Subsidiaries, (b) Proceedings or claims pending or, to the knowledge of Buyer and the GS Funds, threatened against Buyer, any GS Fund or any of their respective Subsidiaries or (c) investigations by any Governmental Entity that are pending or, to the knowledge of Buyer and the GS Funds, threatened against Buyer, any GS Fund or any of their respective Subsidiaries that, in any case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer or the GS Funds or give rise to any legal restraint or a prohibition against the transactions contemplated by this Agreement.

6.5  INVESTMENT INTENT.

     Buyer acknowledges that the Securities have not been registered under the Securities Act and that the Securities may not be resold absent such registration or unless an exemption therefrom is available. Buyer is acquiring the Securities for its own account, for investment purposes only and not with a view toward distribution thereof. Buyer qualifies as an "accredited investor", as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

6.6  AVAILABILITY OF FUNDS.

     The Buyer has received financing commitments that, when funded and together with equity contributions from the GS Funds, are sufficient to enable it to consummate the transactions contemplated by this Agreement and the Related Documents. True and correct copies of such commitments are attached hereto as EXHIBIT B (the "COMMITMENT LETTERS") (such debt financing, the "DEBT FINANCING"). The GS Funds shall, through Buyer, pay at the Closing all amounts required to be paid by Buyer hereunder in connection with the transactions contemplated hereby, other than the amounts to be loaned to Buyer (or any of the Corporation Entities) pursuant to the Commitment Letters. The GS Funds have committed capital from their partners in amounts sufficient to fund their equity contributions hereunder. The Commitment Letters are not subject to any conditions other than as set forth therein, have been duly executed by all parties thereto, and are in full force and effect on the date hereof. All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid.

6.7  BROKERS OR FINDERS.

     Except as set forth on SCHEDULE 6.7, the Buyers have incurred no obligation, contingent or otherwise, for brokerage or finder's fees or agent commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement.

6.8  NO ADDITIONAL REPRESENTATIONS.

     NONE OF BUYER OR ANY OF THE GS FUNDS IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO BUYER OR ANY GS FUND OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, INCLUDING ANY OF THE ASSETS OF BUYER OR ANY GS FUND, OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER AND THE GS FUNDS EXPRESSLY SET FORTH IN THIS AGREEMENT.


                                ARTICLE VII

                                 COVENANTS

7.1  CONDUCT OF BUSINESS.

(a) Except either (i) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), (ii) as set forth on
SCHEDULE 7.1(A), (iii) as otherwise expressly permitted by the terms of this Agreement or any Related Document, or (iv) as required by Applicable Law, from the date hereof to the Closing, each Corporation Entity shall conduct its business in the ordinary course in substantially the same manner as presently conducted and shall make all commercially reasonable efforts consistent with past practices to (A) preserve the existing relationships of the Corporation and its Subsidiaries with customers, suppliers and others with whom the Corporation and its Subsidiaries deals,
(B) preserve intact its business organization, goodwill and ongoing operations, (C) make capital expenditures substantially in compliance with the 2002 Fiscal Budget, (D) retain the services of its key employees, (E) perform in all material respects its obligations under the Contracts listed on Schedule 4.10(a), and (F) maintain and keep in good repair its material properties and assets.

(b) Except either (i) with the prior written consent of Buyer, (ii) as set forth on SCHEDULE 7.1(B), (iii) as otherwise expressly permitted by the terms of this Agreement or any Related Document, or (iv) as required by Applicable Law, from the date hereof to the Closing, no Corporation Entity shall enter into any of the transactions, or take any of the following actions:

(i) file any Tax Return other than in a manner consistent with past practice or settle any audit, examination or other claim for Taxes.

(ii) amend or propose to amend its articles of incorporation or bylaws (or comparable governing instruments);

(iii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of the capital stock or other securities of any Corporation Entity including Convertible
Securities, other than the exercise of Convertible Securities outstanding on the date of this Agreement that are vested at the time of exercise or as required by this Agreement;

(iv) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities (other than the repurchase of stock options and capital stock from employees in connection with their termination);

(v) (a) create, incur or assume any indebtedness, other than trade payables in the ordinary course of business consistent with past practice; (b) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person; PROVIDED that, any Corporation
Entity shall make capital expenditures that are in the ordinary course of business consistent with past practice and in accordance with Section 7.1(a)(iv)(C); and PROVIDED FURTHER that any Corporation Entity may make loans, advances or capital contributions to, or investments in any Person to the extent required by any Contracts disclosed on Schedule 7.1(v); (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner,
(i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, (ii) any assets that individually or in the aggregate have a purchase price in excess of $1,000,000; or (d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of, or encumber any material assets or properties and other than transfers in the ordinary course of business consistent with past practice;

(vi) increase the compensation of any of its officers or employees or enter into, establish, amend or terminate any Corporation Benefit Plan or Employee Agreement other than as required pursuant to the terms of agreements in effect on the date of this Agreement;

(vii) make or rescind any express or deemed election relating to Taxes, unless required to do so by Applicable Law;

(viii) settle or compromise any material Tax liability of any Corporation Entity or any audit, examination or other claim for Taxes or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(ix) file or cause to be filed any amended Tax Return with respect to any Corporation Entity or file or cause to be filed any claim for refund of Taxes paid by or on behalf of any Corporation Entity;

(x) prepare or file any Tax Return of the Company inconsistent with past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case except to the extent required by Applicable Law;

(xi) except in the ordinary course of business and as would not have a Material Adverse Effect on the Corporation Entities taken as a whole, modify, amend, terminate or fail to renew (to the extent such contract or agreement can be unilaterally renewed by any Corporation Entity) any Contract required to be disclosed on Schedule 4.10, or waive, release or assign any material rights or claims;

(xii) make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

(xiii) pay, discharge, or satisfy any material claim, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, pay, discharge or satisfy any claim or make any admission relating to infringement of Intellectual Property, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

(xiv) enter into any Contract, other than in the ordinary course and involving amounts not in excess of $1,000,000 in the aggregate;

(xv) disclose any Confidential Information relating to Intellectual Property, other than to persons with which any Corporation Entity has entered into a confidentiality agreement in the ordinary course of business consistent with past practice; or

(xvi) authorize, or commit or agree to take, any of the foregoing actions.

7.2  ACCESS TO INFORMATION.

     Prior to the Closing, except to the extent prohibited by Applicable Law or by Contracts to which a Corporation Entity is a party that contains restrictions on disclosure of their terms, Holding and the Corporation will permit Buyer's Representatives to have access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, contracts, commitments, Tax Returns, reports of examination and documents of or pertaining to any Corporation Entity, as may be necessary to permit Buyer and Buyer's financing sources to, at their sole expense, make, or cause to be made, such investigations of any Corporation Entity as Buyer deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and Holding and the Corporation shall reasonably cooperate with any such investigations, including any Phase I environmental investigations; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of the Corporation Entities. Buyer or its Representatives shall not conduct any environmental sampling of the soil, groundwater and/or other environmental media of the sort commonly referred to as Phase II environmental assessment work without the prior written consent of the Sellers.


7.3  CONFIDENTIALITY.

(a) The Buyer and each GS Fund acknowledges that it (and the information being provided to it in connection with the consummation of the transactions contemplated hereby, including pursuant to Section 7.2), is subject to the terms of a confidentiality and non-solicitation agreement, dated as of March 20, 2002, between the Corporation and Goldman, Sachs & Co. (the "CONFIDENTIALITY AGREEMENT"), the terms of which are incorporated herein by reference.

(b) Each Seller agrees that it will not disclose any Confidential Information
following Closing to any third party.   For purposes of this section the
term "CONFIDENTIAL INFORMATION" shall mean any information relating to any Corporation Entity which is in the possession of Seller on the date hereof, on the Closing Date or as a result of any inspection pursuant to Section
7.9, other than (i) information that has been independently acquired by such Seller without violating any of the obligations of such Seller under this Agreement, (ii) information that is or becomes available to the public (other than as a result of the disclosure by such Seller of such information in contravention of the covenants set forth in this Section 7.3(b)), (iii) information required to be disclosed as a result of a Judgment or an Applicable Law, but only after such Seller gives Buyer prompt written notice of such request or requirement so that the Buyer may seek a protective order or other remedy to prevent or limit such disclosure, and (iv) information which was or becomes available to such Seller on a non-confidential basis from a source other than the Corporation Entities, PROVIDED that such source is not bound by a confidentiality agreement with, or other obligation to the Corporation Entities.

7.4  REQUIRED EFFORTS TO CONSUMMATE.

(a) Subject to the terms and conditions of this Agreement, each party shall use its respective commercially reasonable best efforts to cause the Closing to occur, including defending against any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable, vacated or reversed; PROVIDED, HOWEVER that Holding and the Corporation shall not be required to increase the consideration initially offered to the holders of the Public Bonds.

(b) The Buyers shall use their commercially reasonable best efforts to arrange the financing contemplated by the Commitment Letters. For purposes of clarity, nothing contained herein shall be deemed to require Buyers (i) to obtain any financing for the transactions contemplated hereby other than pursuant to, and on the terms and conditions of, the Commitment Letters or
(ii) to require Buyers to utilize the "bridge" financing contemplated by the Commitment Letters prior to August 9, 2002.

(c) Promptly after the date hereof, the Corporation will compile a list of written Contracts (including sales orders) that require any Corporation Entity to deliver products or services for payment of more than $1,000,000 (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the ordinary course of business, and that contain provisions that conflict with the terms of this Agreement or require the consent of or payment to another party in connection with the transactions contemplated hereby. The Buyer shall review the list and determine, after reasonable consultation with the Sellers, which consents or approvals to obtain (the "REQUESTED CONSENTS") and shall notify the Corporation of the Requested Consents. The Corporation shall use commercially reasonably best efforts to obtain the Requested Consents prior to Closing.

(d) Each of Holding and Buyer shall as promptly as practicable after the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Holding and the Buyers shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Holding and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request.

7.5  [INTENTIONALLY OMITTED]

7.6  EXCLUSIVITY.

     From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1 hereof, Holding, the Corporation and the Sellers (severally but not jointly) shall not, directly or indirectly, (a) take any action to solicit or initiate any Acquisition Proposal (as hereinafter defined), or (b) continue, initiate or engage in negotiations with, or disclose any non-public information (other than in the ordinary course of business or otherwise required by law, court order or similar compulsion), relating to any Corporation Entity, to any Person in connection with an Acquisition Proposal other than Buyer and its Affiliates and representatives. The term "ACQUISITION PROPOSAL" as used herein means any offer, proposal or indication of interest in (i) the acquisition of Holding or the Corporation, (ii) a merger, consolidation or other business combination with Holding or the Corporation, (iii) the acquisition of any of the capital stock of Holding or the Corporation (other than the acquisition of Common Stock resulting from the exercise of Convertible Securities) or (iv) the acquisition of any of the assets of any Corporation Entity, other than sales of assets by any Corporation Entity in the ordinary course of business consistent with past practice that are not prohibited by Section 7.1.

7.7  NOTICE OF PROSPECTIVE BREACH; RIGHT TO TERMINATE OR WAIVER OF SUCH RIGHT.

(a) The Buyers, on the one hand, and Holding, the Corporation and the Sellers' Representatives, on the other hand, shall each promptly notify the other in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time or (ii) any material failure of any party hereto or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, if the Buyer is notified in writing (the "SECTION 7.7 NOTICE") in accordance with Section 7.7(a) above by Holding, the Corporation or the Sellers' Representatives that any of the representations and warranties of Holding, the Corporation or the Sellers set forth in Article IV or Article V are untrue or incorrect in a manner which would constitute a failure of the condition in Section 8.2(a) to Buyer's obligations as set forth in Section 8.2, the Buyers may, at their option, invoke as unsatisfied the conditions set forth in Section 8.2 hereof and terminate this Agreement pursuant to
Section 9.1 by written notice (specifying the representation or warranty to which such notice applies) of such election to the Sellers'
Representatives, the Corporation and Holding no more than 10 Business Days after receipt of the Section 7.7 Notice. If Buyer delivers a timely notice to the Sellers' Representatives, the Corporation and Holding pursuant to the preceding sentence, the parties hereto shall have no rights hereunder other than those that specifically survive pursuant to Section 9.2. If Buyer fails to deliver a notice to the Sellers' Representatives, the Corporation and Holding within such 10 Business Day period, the Buyers shall be deemed to have (i) waived their rights with respect to such breach and the failure to satisfy such condition and (ii) elected to proceed with the transactions contemplated hereby, in which event, the Buyers shall not have any claim (whether for indemnification or otherwise) against Seller, any Corporation Entity or any Affiliate thereof for such breach.

7.8  EXPENSES; TRANSFER TAXES.

(a) Whether or not the Closing takes place and except as set forth in Section 7.9(c) and Article X, and also subject to payment of Transaction Costs pursuant to Article III, all costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 7.4(a); it being understood that the costs and expenses of the Corporation Entities incurred on behalf of the Sellers in connection with the transactions contemplated hereby and thereby shall be borne by the Sellers after the Closing to the extent not included in Transaction Costs.

(b) All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Related Documents, the Acquisition and the other transactions contemplated hereby and thereby ("TRANSFER TAXES") shall be paid equally by the Buyer Parties and the Sellers. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

7.9  POST-CLOSING COOPERATION.

After the Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to the Sellers and their Representatives access, during normal business hours, to such information and assistance relating to the Surviving Corporation as is reasonably necessary for financial reporting and accounting matters.

(b) After the Closing, upon reasonable written notice, the Surviving Corporation, the GS Funds and the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Surviving Corporation (including access to books and records (in any forum or medium)) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Proceeding related to any Tax return. The Sellers, the Surviving Corporation and Buyer shall cooperate with each other in the conduct of any audit or other Proceeding relating to Taxes involving the Corporation.

(c) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 7.9.
Neither party shall be required by this Section 7.9 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

7.10 PUBLICITY.

     From the date hereof through the day after the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by Holding, the Corporation or the Sellers, on the one hand, or the Buyers, on the other hand, without the prior consent of the Sellers' Representatives or the Buyer, as the case may be (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time (subject to the requirements of Applicable Law) to comment on such release or announcement in advance of such issuance.

7.11 APPOINTMENT OF SELLERS' REPRESENTATIVES.

(a) Each of the Sellers hereby irrevocably appoints Atlantic Equity, JPMP, BPC Equity and Mr. Boots as its true and lawful attorney-in-fact(s), to act as its representatives (each, a "SELLERS' REPRESENTATIVE") under this Agreement and, as such, to act, as such Seller's agent (with full power of substitution), to take such action on such Seller's behalf with respect to all matters relating to this Agreement and the Related Documents, including without limitation, to make all determinations, agreements and settlements relating to Closing Working Capital, to initiate, negotiate, settle and compromise indemnification claims made pursuant to Article X and the terms of the Escrow Agreement, to sign receipts, consents and other documents to effect any of the transactions contemplated by this Agreement or the Related Documents and to take all actions necessary or appropriate in connection with the foregoing. All such determinations, agreements, settlements and compromises made by the Sellers' Representatives shall be binding on all of the Sellers. Atlantic Equity, JPMP, BPC Equity and Mr. Boots each accept its appointment to the committee of initial Sellers' Representatives and the authorization set forth above. The Sellers' Representatives shall not take any action or authorize any action on behalf of any Seller or Sellers if it would treat any such Seller or Sellers in a non-ratable or otherwise discriminatory manner or if it would increase the liability of an initial signatory to this Agreement. The Sellers' Representatives shall not have any duties or responsibilities except those contemplated by this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Sellers'
Representatives. The Sellers' Representatives only have authority to act on behalf of the Sellers when at least three of the four representatives agree as to a particular course of action, and each of such three Sellers' Representatives must sign all documents or other instruments required to be signed by the Sellers' Representatives for such document or instrument to be an effective act of the Sellers' Representatives. With respect to all other actions, the Sellers' Representatives shall only take or authorize such actions approved orally or in writing by the Sellers holding a majority of the Common Stock held by all Sellers as of the date hereof.

(b) Buyer and the Escrow Agent shall be entitled to conclusively rely on the instructions, decisions and acts of the Sellers' Representatives required, permitted or contemplated to be taken by the Sellers' Representatives hereunder or under the Escrow Agreement, and the Escrow Agent and Buyer are hereby relieved from any liability to any Person for any acts done by them in accordance with any instructions, decisions or acts of the Sellers' Representatives. Buyer and the Escrow Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by or on behalf of the Sellers' Representatives, and reasonably believed by Buyer or the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties.

(c) The Sellers' Representatives shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, or Buyer, or any other evidence deemed by the Sellers' Representatives to be reliable, and the Sellers' Representatives shall be entitled to act on the advice of counsel selected by it. The Sellers' Representatives shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of such Sellers as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Sellers appointing it severally according to their respective Ownership Percentages against any and all liability and expense that the Sellers' Representatives may incur by reason of taking or continuing to take any such action.

(d) The Sellers' Representatives shall be entitled to retain counsel and to incur such expenses as the Sellers' Representatives deems to be necessary or appropriate in connection with the performance of their obligations under this Agreement, and all such fees and expenses (including reasonable attorneys' fees and expenses) incurred by the Sellers' Representatives shall be borne by the Sellers PRO RATA according to their respective Ownership Percentages.

(e) The Sellers hereby agree to indemnify the Sellers' Representatives (in its capacity as such) ratably according to their respective Ownership
Percentages against, and to hold the Sellers' Representatives (in its capacity as such) harmless from, any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers' Representatives in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or in connection herewith in such capacity. The agreements in this Section
7.11 shall survive termination of this Agreement.

(f) To the extent this Agreement provides that the Sellers shall be jointly and severally liable to personally pay any cost, expense or other liability, the Sellers shall share such payment ratably in accordance with their respective Ownership Percentages, and shall reimburse each other as necessary to give effect to the intent of this provision.

7.12 TERMINATION OF CERTAIN AGREEMENTS.

     Holding, the Corporation and the Sellers agree that, effective as of the Closing, each of the documents listed on SCHEDULE 7.12 shall be terminated without any further liability of Holding, the Corporation or any Seller thereunder.

7.13 CERTAIN EMPLOYEE MATTERS.

     The Buyers shall cause the Corporation to pay a performance bonus to each employee of the Corporation that was a participant in either of the Bonus Plans during the fiscal year ending December 28, 2002. The bonuses to be paid thereunder shall be paid in accordance with the terms of the applicable Bonus Plan using the same method and at the same time that such bonuses have been paid historically, subject to the following sentence.
The size of each participant's bonus shall be determined in accordance with the terms of the applicable Bonus Plan, however the aggregate amount of the bonuses for all employees under the Bonus Plans, with respect to the fiscal year ending December 28, 2002 shall not be less than the accrual for such obligation as of the Closing determined in accordance with Schedule 7.13.

7.14 ASSISTANCE WITH FINANCING.

     In order to assist with the financing of the transactions contemplated hereby, Holding and the Corporation shall provide such assistance and cooperation as Buyer may reasonably request including, but not limited to, cooperation in the preparation of any offering memorandum or similar document, using their commercially reasonable best efforts to obtain customary "comfort" letters and legal opinions, cooperating with initial purchasers or placement agents, entering into customary agreements with underwriters, initial purchasers or placement agents and making senior management of Holding and the Corporation reasonably available for customary "roadshow" presentations.

7.15 OBLIGATIONS OF GS FUNDS.

     The GS Funds acknowledge and agree that every obligation of Buyer under this Agreement, regardless of its context, is intended to be an obligation of the GS Funds, and the Sellers shall not be limited in their ability to seek recourse from the GS Funds as the result of any failure to specify the GS Funds as a primary obligor, except to the extent set forth in Section 10.3.

7.16 FIRPTA CERTIFICATE.

     At the Closing, Sellers shall deliver to Buyers, in a form reasonably satisfactory to Buyers, an affidavit of Holding issued pursuant to and in compliance with Treasury Regulation 1.897-2(h) and dated the Closing Date, certifying that an interest in Holding is not a U.S. real property interest within the meaning of Section 897 of the Code.

7.17 STOCKHOLDER APPROVAL.

     Each Seller executing this Agreement hereby irrevocably commits to vote in favor of the approval and adoption of this Agreement and the Merger contemplated hereby. Holding shall call and hold a meeting of stockholders as promptly as reasonably practicable following the date of this Agreement for the purpose of voting on this Agreement and the Merger contemplated hereby.

7.18 <section>280G APPROVAL.

     Any approval by the Board of a cash bonus payment which is contingent on the occurrence of the Closing (as contemplated by Section 280G of the Code) shall be conditioned on the Corporation obtaining such stockholder approvals as are necessary so that no such payment constitutes a "parachute payment" (as defined in Section 280G of the Code). The Corporation shall obtain any such stockholder approvals prior to the Closing Date.


                              ARTICLE VIII

                           CONDITIONS PRECEDENT

8.1  CONDITIONS TO EACH PARTY'S OBLIGATION.

     The obligation of the Buyers and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) GOVERNMENTAL APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, any Person or Applicable Law (including pursuant to any Antitrust Law or Environmental Laws) necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(b) NO INJUNCTIONS OR RESTRAINTS. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; PROVIDED, HOWEVER, that each of the Corporation and the Buyers shall have used their commercially reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

8.2  CONDITIONS TO OBLIGATION OF BUYERS.

     The obligation of the Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyers) on or prior to the Closing of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Holding, the Corporation and the Sellers made in this Agreement shall be true and correct (after giving effect to any waiver with respect thereto pursuant to Section 8.5) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be correct in all material respects on the date so specified) except to the extent that any breach thereof, individually or when aggregated with all such breaches, has not had and is not reasonably likely to have a Material

Adverse Effect on the Corporation Entities taken as a whole or prevent consummation of transactions contemplated hereby. Buyer shall have received (i) a certificate signed by an authorized officer of Holding certifying as to fulfillment of the conditions set forth in this Section 8.2(a) with respect to Holding and the Corporation and (ii) a certificate signed by the Sellers' Representatives certifying as to the fulfillment of the conditions set forth in this Section 8.2(a) with respect to the Sellers. For purposes of this Section 8.2(a), the truth or correctness of any representation or warranty of Holding or the Corporation or the Sellers made in this Agreement shall be determined without regard to any materiality or Material Adverse Effect qualifier set forth in such representation and warranty.

(b) PERFORMANCE OF OBLIGATIONS. Holding, the Corporation and the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Holding, the Corporation and the Sellers by the time of the Closing, and Buyer shall have received (i) a certificate signed by an authorized officer of Holding, certifying as to fulfillment of the conditions set forth in this Section 8.2(b) with respect to Holding and the Corporation and (ii) a certificate signed by the Sellers' Representatives certifying as to the fulfillment of the conditions set forth in this Section 8.2(b) with respect to the Sellers.

(c) SECRETARY'S CERTIFICATE. Buyer shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Holding and certifying as to (i) its certificate of incorporation and bylaws and the incumbency of officers executing this Agreement and (ii) the resolutions of the board of directors of Holding authorizing the execution, delivery and performance by Holding and the Corporation of this Agreement.

(d) CONSENTS. Holding, the Corporation and the Sellers shall have received all Consents listed on SCHEDULE 8.2(D).

(e) NO MATERIAL ADVERSE CHANGE. There shall not have occurred a Holding Material Adverse Change.

(f) REPAYMENT OF FUNDED INDEBTEDNESS; REDEMPTION OF PREFERRED STOCK. All Funded Indebtedness (other than with respect to the Public Bonds, which are the subject of Section 8.2(h)) shall have been repaid and all Preferred Stock shall have been redeemed.

(g) FINANCING. The Corporation and Buyers shall have received the Debt Financing on terms and conditions no less favorable to the Corporation and Buyers than those described in the term sheets attached to the Commitment Letters.

(h) DEBT TENDER OFFERS. Not less than a majority of each series of Public Bonds shall have been tendered and accepted for payment by Holding or the Corporation, as applicable, and the Indenture Amendments specified on
Schedule 3.4(a) shall have been approved and have become effective.

(i) OPINION OF COUNSEL. Buyer shall have received an opinion from Goodwin Procter LLP, counsel to Holding, substantially in the form attached hereto as Exhibit C.

8.3  CONDITIONS TO THE OBLIGATION OF THE SELLERS.

     The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Sellers) on or prior to the Closing Date of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES OF BUYERS. The representations and warranties of Buyer and the GS Funds made in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and the Sellers shall have received a certificate signed by an authorized officer of Buyer to such effect, except to the extent that any breach thereof, individually or when aggregated with all such breaches, has not had and is not reasonably likely to have a Material Adverse Effect on Buyer or the GS Funds, or prevent consummation of the transactions contemplated hereby. For purposes of this Section 8.3(a), the truth or correctness of any representation or warranty of the Buyer and the GS Funds made in this Agreement shall be determined without regard to any materiality or Material Adverse Effect qualifier set forth in such representation and warranty.

(b) PERFORMANCE OF OBLIGATIONS OF BUYERS. The Buyer and the GS Funds shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer and the GS Funds by the time of the Closing, and the Sellers shall have received a certificate signed by an authorized officer of Buyer to such effect.

(c) PAYMENT FOR DEBT AND PREFERRED STOCK. All Funded Indebtedness shall have been repaid (other than with respect to the Public Bonds, which are the subject of Section 8.3(g)) and all Preferred Stock shall have been redeemed.

(d) PAYMENT OF COMMON EQUITY PURCHASE PRICE. The Buyers shall have made payment with respect to the Paid-Out Common Equity Purchase Price in accordance with the terms hereof concurrently with the Closing.

(e) SECRETARY'S CERTIFICATES. The Sellers' Representatives shall have received a certificate, dated as of the Closing Date, signed by the Secretary or other representative of each of the Buyers certifying, as applicable, as to
(i) such Buyer's certificate of incorporation and bylaws (or other organizational documents) and the incumbency of its officers executing this Agreement and each of the Related Documents to which it is a party and (ii) the resolutions of its board of directors (or general partner or other requisite Person) authorizing the execution, delivery and performance by it of this Agreement and each of the Related Documents to which it is a party.

(f) BUYER CONSENTS. The Buyers shall have received all Consents required in connection with the transactions contemplated by this Agreement and the Related Documents listed on Schedule 8.3(f).

(g) DEBT TENDER OFFERS.  The Debt Tender Offers shall have been consummated.

8.4  FRUSTRATION OF CLOSING CONDITIONS.

     Neither Buyer, any GS Fund, Holding, the Corporation nor any Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party's failure to act in good faith or such party's failure to use its commercially reasonable best efforts to cause the Closing to occur, as required by Section 7.4.

8.5  EFFECT OF CERTAIN WAIVERS OF CLOSING CONDITIONS.

     If prior to the Closing the Buyers, on the one hand, or the Sellers, on the other hand (such party, the "WAIVING PARTY") has actual knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement, the effect of such breach is a failure of any condition to the waiving party's obligations set forth in this Article VIII and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to
Article X, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained in this Agreement or in any certificate delivered pursuant hereto; PROVIDED, HOWEVER, that if prior to Closing the waiving party notifies the other party of such breach in writing (prior to the delivery of a Section 7.7 Notice, if applicable), the waiving party shall not be deemed to have waived such breach if it proceeds with the Closing unless the other party agrees in writing prior to the Closing that such breach has occurred and the effect of such breach is a failure of any of the conditions to the waiving party's obligations set forth in this Article VIII. Except as provided above, a party shall not be deemed to have waived any breach by the other party of any representation, warranty or covenant contained in this Agreement or of their rights with respect to indemnification for such breach.


                                ARTICLE X

                                TERMINATION

9.1  TERMINATION.

(a) Subject to the provisions of Section 7.7, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of the Sellers' Representatives and Buyer; or

(ii) by either the Sellers' Representatives or Buyer, if the Closing does not occur on or prior to August 30, 2002 (or such later date as the Sellers' Representatives and Buyer may agree in writing); or

(iii) by the Sellers' Representatives or Buyer, if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment; or

(iv) by the Sellers' Representatives, if (A) any of the conditions set forth in
Section 8.3 shall have become incapable of fulfillment, and shall not have been waived by the Sellers' Representatives or (B) if the Closing does not occur by August 9, 2002, and the conditions set forth in Section 8.2, other than Section 8.2(g), have been satisfied or the Corporation Entities and the Sellers are ready, willing and able to satisfy all conditions in
Section 8.2, other than Section 8.2(g); or

(v) by Buyer, if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

(vi) by Buyer within 10 Business Days following Buyer's receipt of a Section 7.7 Notice;

PROVIDED; HOWEVER, that, in the case of clauses (iii), (iv) or (v), no party shall be entitled to terminate this Agreement if a breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement is causing the failure by the other party to satisfy a condition set forth in Article VIII.

(b) In the event of termination by the Sellers' Representatives or Buyer pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) the Buyers and their respective Affiliates, advisors and representatives shall return all documents and other material received from the Corporation Entities relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Corporation; and

(ii) all confidential information received by the Buyers with respect to the business of the Corporation shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

9.2  EFFECT OF TERMINATION.

     If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 7.3, 7.8, 7.10, 7.11, Article XI and this Article IX. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                                ARTICLE X

                              INDEMNIFICATION

10.1 INDEMNIFICATION BY THE SELLERS.

(a) The Sellers shall, severally (on a PRO RATA basis based on their respective Ownership Percentage) and not jointly, indemnify Buyer (or, after the Closing, the Surviving Corporation) for and hold it harmless from, any loss, liability, claim, damage or expense (including fines and penalties and reasonable legal and (where applicable) reasonable environmental consultants' and experts' fees and expenses) ("LOSSES") directly arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of Holding or the Corporation that survives the Closing contained in this Agreement;

(ii) any breach of any covenant of Holding or the Corporation contained in this Agreement;

(iii) the redemption of the Preferred Stock, the repayment of the Funded Indebtedness or the Debt Tender Offers; PROVIDED, HOWEVER, that the Buyer (or after the Closing, the Surviving Corporation) shall not be entitled to indemnification for Losses hereunder to the extent that such Losses arise from, relate to or are otherwise in respect of (A) the consummation of a Debt Tender Offer without first obtaining the affirmative vote of a majority in interest of such series in favor of the Indenture Amendments if Buyer has consented in writing to the waiver of obtaining such affirmative vote, and (D) the consummation of a Debt Tender Offer without first obtaining the consent of the applicable Trustee, if Buyer has consented in writing to such action; or

(iv) the exercise by any current employee of any Corporation Entity who holds any Common Stock on the date hereof of appraisal rights pursuant to Section 262 of the Delaware Statute.

(b) Each Seller shall, severally and not jointly, indemnify Buyer against any Losses directly arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of such Seller that survives the Closing contained in this Agreement or any Related Document to which such Seller is a party; or

(ii) any breach of any covenant of such Seller contained in this Agreement or any Related Document to which such Seller is a party.

(c) The Sellers shall not be required to indemnify any Person, and shall not have any liability:

(i) under Section 10.1(a)(i) (other than with respect to any breach of the ERISA Affiliate Representation), Section 10.1(b)(i) and Section 10.2, unless the aggregate of all Losses (other than De Minimis Losses and Environmental Losses that do not exceed the Environmental Deductible Amount) for which the Sellers would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $6,000,000 (the "DEDUCTIBLE AMOUNT"), and then only to the extent of any such excess. The "ENVIRONMENTAL DEDUCTIBLE AMOUNT" shall mean the amount of Environmental Losses (other than De Minimis Losses) for which Sellers would, but for this
Section 10.1(c)(i), be liable and which, on a cumulative basis, equals up to $2,000,000 of Environmental Losses (other than De Minimis Losses). Except as provided pursuant to Section 10.5, for the avoidance of doubt, all such Environmental Losses count first towards the Environmental Deductible Amount and any excess thereof counts towards the Deductible Amount;

(ii) (A) under Section 10.1(a)(i) (other than with respect to any breach of the ERISA Affiliate Representation), Section 10.1(b)(i) and Section 10.1(f) for any breach of any representation or warranty for which all reasonably related Losses, and (B) under Section 10.2 for any individual Environmental Matter based on a single set of facts or circumstances (or series of directly related facts or circumstances resulting in Losses, in the case of each of (A) and (B), which are less than $50,000 in the aggregate (a "De Minimis Loss"). For the avoidance of doubt, the Parties agree that each of the Environmental Matters explicitly listed as bullet items under the headings "Potentially Significant" or "Noteworthy Issues" in the Summary of Major Conclusions section of the May 2002 ENVIRON International Corporation Phase I Environmental Assessment reports shall constitute an individual Environmental Matter based on a single set of facts or circumstances (or series of directly related facts or circumstances) for purposes of this
Section 10.1(c)(ii);

(iii) under Section 10.1(a)(i) (other than with respect to any breach of the ERISA Affiliate Representation), Section 10.1(b)(i), Section 10.1(f),
Section 10.1(g) and Section 10.2 in excess of $50,000,000 in the aggregate (the "INDEMNITY CAP");

(iv) under Section 10.1(a) and Section 10.1(b) to the extent the Losses are primarily attributable to any action taken or omitted to be taken by Buyers or any of their Affiliates, directors, employees or representatives; or

(v) under Section 10.1(a)(i), Section 10.1(b)(i), 10.1(f), 10.1(g) or 10.2 for
any breach if Section 7.7 is applicable to such breach.

(d) Notwithstanding anything to the contrary contained in this Agreement, no Seller shall be required to indemnify any Person pursuant to
Section 10.1(a), Section 10.1(b), Section 10.1(f) and Section 10.2 for Losses exceeding, in the aggregate, such Seller's Ownership Percentage of the Indemnity Cap. If Buyer directly or indirectly elects to hold one or more Sellers responsible for less than their respective Ownership Percentages of any Losses, as applicable, it must make the same election (and to the same extent) with respect to all Sellers; PROVIDED, HOWEVER, that the failure of Buyer to obtain indemnification payments from any Seller for any Losses after using commercially reasonable efforts to obtain such payments shall not constitute an election to hold such Seller or Sellers responsible for less than their respective Ownership Percentages of such Losses.

(e) For purposes of this Section 10.1 and Section 10.2, the truth or correctness of any representation or warranty of Holding, the Corporation or any Seller that survives the Closing contained in this Agreement shall be determined without regard to any "Material Adverse Effect" qualifications (other than those contained in the first sentence of Section
4.15 and in Section 4.17). In addition, for purposes of Section 10.1(a)(i) and 10.1(b)(i) only (but except for any representation or warranty that by its terms is expressly made only as of a specified date), any representation or warranty of Holding, the Corporation or any Seller shall be deemed to have been breached if such representation or warranty shall be incorrect as of the date of this Agreement or as of the Closing Date.

(f) The Sellers shall severally, and not jointly, indemnify the Surviving Corporation for all income Taxes imposed on any Corporation Entity, or for which any Corporation Entity may otherwise be liable, for any taxable year or period, or portion thereof, that ends on or before the Closing Date, including any liability for income Taxes of any member of an affiliated group with which any Corporation Entity files or has filed a consolidated or combined Tax Return with respect to any taxable period that ends on or before the Closing Date or includes the Closing Date by reason of any Corporation Entity being severally liable for such Tax pursuant to Regulations Section 1.1502-6 or any analogous provision of state or local law; PROVIDED, HOWEVER, that the Sellers shall be liable only to the extent that such income Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the calculation of final Closing Working Capital. In the case of any taxable period that includes (but does not end on) the Closing Date, the Taxes of any Corporation Entity for a portion of a period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Corporation Entity holds a beneficial interest shall be deemed to terminate at such time), except that the amount of any such Taxes that are imposed on a periodic basis and are not based on or measured by income or receipts shall be determined by reference to the relative number of days in the portion of such period ending on the Closing Date and in the portion of such period beginning after the Closing Date. The Sellers (PRO RATA based on their Ownership Percentages) shall reimburse the Surviving Corporation for any Taxes of a Corporation Entity which are the responsibility of the Sellers pursuant to this Section 10.1(f) within 15 business days after payment of such Taxes by such Corporation Entity.

(g) Following the Closing, the Surviving Corporation may engage an accounting firm of national reputation (including its regular accounting firm) to determine the amount of the Total NOL. If within two years of the Closing Date, the Surviving Corporation informs the Sellers that the accounting firm has determined that it is more likely than not that the Total NOL is less than $37.7 million, then the Surviving Corporation and Sellers shall jointly submit the matter to a member of a law firm of national reputation, or some other person that is mutually satisfactory to the Sellers and the Surviving Corporation (the "ARBITER"), for such person's review. The
Arbiter shall, within 75 days, determine those items that have been factored into the Total NOL (the "INCLUDED ITEMS") for which in his judgment there is no reasonable basis within the meaning of Section 6662 of the Code (the "No Reasonable Basis Items"), and those Included Items with respect to which, in his judgment, if litigated, the IRS would more likely than not be the prevailing party (the "LESS LIKELY THAN NOT ITEMS").
Further, if prior to the later of (i) the determination of the Arbiter and
(ii) two years after the Closing Date, the IRS has made an audit adjustment which has become final (a "DETERMINATION") which has the effect of reducing the Total NOL, the Included Items which are effected shall be considered No Reasonable Basis Items for purposes of this Section 10.1(g). If the
Arbiter determines that the amount of the Total NOL, after eliminating all No Reasonable Basis Items (the "ADJUSTED TOTAL NOL AMOUNT"), is less than $37.7 million, Sellers shall pay promptly to the Surviving Corporation 34% of the excess of $37.7 million over the Adjusted Total NOL Amount. If a payment is due pursuant to the prior sentence, and if the Arbiter also determines that there are Less Likely Than Not Items, the Sellers shall also pay promptly to the Surviving Corporation an amount equal to 34% of such Less Likely Than Not Items, unless Sellers agree that if within seven years of the Closing Date any Less Likely Than Not Items are challenged by the IRS, Sellers shall pay to the Surviving Corporation, at or prior to the time of any Determination with respect thereto, the sum of (i) 34% of the amount of any Less Likely Than Not Items following an adverse Determination with respect to such items, (ii) any penalties which relate to such items, but only if the Sellers have not paid their obligations hereunder in full at least one year prior to the date of the relevant Determination, and
(iii) interest on such amounts at the Prime Rate then in effect payable from the Closing Date to the date of payment. If the Arbiter determines that (i) the Adjusted Total NOL Amount is not less than $37.7 million, but
(ii) the Adjusted Total NOL Amount reduced by the Less Likely Than Not
Items (the "FORECASTED TOTAL NOL AMOUNT") is less than $37.7 million, then the Sellers shall pay promptly to the Surviving Corporation an amount equal to 34% of the excess of $37.7 million over the Forecasted Total NOL Amount, unless Sellers agree that if within seven years of the Closing Date any No Reasonable Basis Items or Less Likely Than Not Items are challenged by the IRS, Sellers shall pay to the Surviving Corporation, at or prior to the time of any Determination with respect thereto, the sum of (i) 34% of the excess of $37.7 million over the Total NOL (after reduction for any No Reasonable Basis Items, and reduction for any Less Likely Than Not Items with respect to which the IRS has made an adverse Determination), (ii) any penalties which relate to such items, but only if the Sellers have not paid their obligations hereunder in full at least one year prior to the date of the relevant Determination, and (iii) interest on such amounts at the Prime Rate then in effect payable from the Closing Date to the date of payment.
The indemnity obligations under this Section 10.1(g) shall be several and not joint.

(h) Buyer acknowledges that, except as set forth in the last sentence of this
Section 10.1(h) its sole and exclusive remedy with respect to the subject matter of this Agreement and the Related Documents shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, the Buyers hereby waive, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against Holding, the Corporation, the Sellers' Representatives or the Sellers arising under or based upon any Applicable Law (including any relating to environmental matters) or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in this Article X and as set forth in the last sentence of this Section 10.1(h)). Accordingly, except as specifically provided in this Article X, no claim, action or remedy shall be brought or maintained by Buyer or any GS Fund against the Sellers, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of

Holding, the Corporation or the Sellers set forth or contained in this Agreement or any Related Document, except to the extent the same shall have been the result of fraud by any such Person (and in the event of fraud or willful breach, recourse shall only extend to those Persons committing such fraud or willful breach).

(i) From and after the Closing, no Seller will make any claim against Holding or the Corporation of any kind or character, whether by way of subrogation, indemnity, contribution, breach of contract, or any other theory regarding any claim made by the Buyer, any Corporation Entity or any other person under this Section 10.1 or otherwise from and after the Closing Date and the Sellers irrevocably release and discharge any Corporation Entity from any such claim.

10.2 ENVIRONMENTAL INDEMNIFICATION.

(a) The Sellers shall severally, and not jointly, indemnify Buyer (or after the Closing, the Surviving Corporation) and each of their respective affiliates, officers, directors, employees, members, agents, successors, transferees, and assigns (each of the foregoing a "BUYER INDEMNITEE") for and hold them harmless from any Losses arising out of or relating to:

(i) the transportation, arranging for disposal and/or disposal of Hazardous Substances on or prior to the Closing to or at any off-site location (other than the Facilities), in each case, by the Corporation or any of its Subsidiaries or any of their predecessors in connection with the Business or the Facilities;

(ii) any real property (other than the Facilities) which, as of the Closing, was formerly owned, leased, operated or controlled by the Corporation or any of its Subsidiaries or any of their predecessors (collectively, the "FORMER FACILITIES") (including, without limitation, the presence of Hazardous Substances at, on, beneath, or migrating to or from the Former Facilities);
and

(iii) other than any matter indemnified pursuant to Sections 10.2(a)(i) and 10.2(a)(ii), any conditions, events, facts, actions or omissions occurring or existing on or prior to the Closing at or with respect to the Business, the Facilities, the Corporation or any of its Subsidiaries, in each case which constitute a violation of, or give rise to liability under, Environmental Laws (such Losses in the case of (i), (ii) and (iii) collectively referred to as "ENVIRONMENTAL LOSSES").

(b) Sellers' indemnification obligations under Section 10.2(a)(iii) shall be reduced to the extent that Environmental Losses otherwise subject to indemnification thereunder, or the facts, events or conditions resulting in such Environmental Losses, are exacerbated by the negligence or willful misconduct of the Surviving Corporation or any Corporation Entity or any of their Representatives after the Closing Date.

(c) Sellers shall have no indemnification obligations under Section 10.2(a)(iii) and no Environmental Losses otherwise indemnified pursuant to
Section 10.2(a)(iii) may be applied against the Environmental Deductible Amount or the Deductible Amount, except to the extent that Environmental Losses are (i) required by Environmental Laws, (ii) necessary to comply with a written order or directive of any Governmental Entity having jurisdiction over the relevant matter, or (iii) necessary to respond to a condition at, on, beneath, or migrating to or from, any of the Facilities which, if unaddressed, in the reasonable judgment of the Buyer or its Representatives, would reasonably be expected to result in a third-party claim under Environmental Laws.

(d) Environmental Procedures. The following procedures shall exclusively govern claims against the Sellers for indemnification pursuant to this
Section 10.2 ("INDEMNIFIED ENVIRONMENTAL MATTERS").

(i) If a Buyer Indemnitee seeking indemnification (A) receives notice of any order, directive, decree, demand, notice of potential liability, or complaint by any governmental authority or other third party, or the commencement of any action, proceeding or investigation by any governmental authority or other third party, or (B) becomes aware of any other claim for indemnification other than a third-party claim, in each case that may result in Environmental Losses (each of the foregoing, an "ENVIRONMENTAL CLAIM"), Buyer Indemnitee shall give reasonably prompt notice thereof ("ENVIRONMENTAL CLAIM NOTICE") to the Sellers. Except as provided pursuant to Section 10.5, failure of such Buyer Indemnitee to give reasonably prompt notice pursuant to this Section 10.2(b)(i) shall not relieve the Sellers of their obligations, except to the extent that the Sellers are actually prejudiced by such failure to give notice.

(ii) With respect to Environmental Claims pursuant to Section 10.2(a)(i) or 10.2(a)(ii), until such time as (A) Environmental Losses (other than De Minimis Losses) exceed, individually or in the aggregate, the Environmental Deductible Amount and (B) it is reasonably probable that the Deductible Amount will be satisfied, the Buyer Indemnitee shall undertake the defense or control of such Environmental Claim with counsel and environmental consultants chosen by the Buyer Indemnitee and reasonably satisfactory to the Sellers. The Buyer Indemnitee shall not compromise or settle any such Environmental Claim without the Sellers' prior written consent (which consent shall not be unreasonably withheld). After such time as (A) Environmental Losses (other than De Minimis Losses) exceed, individually or in the aggregate, the Environmental Deductible Amount and (B) it is reasonably probable that the Deductible Amount will be satisfied, Sellers shall have the right, but not the obligation, upon reasonable written notice to the Buyer Indemnitee, to assume the defense or control of any Environmental Claim with respect to any matter indemnified pursuant to
Section 10.2(a)(i) or 10.2(a)(ii). If Sellers assume the defense or control of any such Environmental Claim, Sellers shall undertake the defense or control of such Environmental Claims with counsel and environmental consultants chosen by the Sellers and reasonably satisfactory to the Buyer Indemnitees. The Sellers shall not compromise or settle any such Environmental Claim without the Buyer Indemnitees' prior written consent (which consent shall not be unreasonably withheld).

(iii) With respect to Environmental Claims pursuant to Section 10.2(a)(iii), the Buyer Indemnitee shall undertake the defense or control of such Environmental Claims with counsel and environmental consultants chosen by the Buyer Indemnitee and reasonably satisfactory to the Sellers. The Buyer

Indemnitee shall not compromise or settle any such Environmental Claim without Seller's prior written consent (which consent shall not be unreasonably withheld).

(iv) With respect to any Environmental Claim, the Buyer Indemnitee and Sellers agree to cooperate with and render to each other such assistance as may be reasonably requested in order to insure the proper and adequate defense or control of any Environmental Claim.

(v) With respect to any matter defended or controlled by any Buyer Indemnitee, Sellers shall have the right (at its sole cost) to (A) participate in any meetings or material negotiations with any third party (excluding counsel, consultants or other experts retained by any Buyer Indemnitee) with respect to any Environmental Claim and shall be provided with reasonable advance notice of the same; (B) review in advance and provide comments on any documents proposed to be submitted to Governmental Entities or other third parties and have such comments reasonably considered by Buyer Indemnitee prior to submittal; and (C) after the Environmental Deductible Amount has been exceeded and the Deductible Amount has been exceeded (1) participate in any material decisions relating to the scope, nature and timing of the defense or control of any such Indemnified Environmental Matter (subject to the ultimate approval by Buyer Indemnitees not to be unreasonably withheld); and (2) solely with respect to any Remedial Action indemnified pursuant to Section 10.2(a)(iii), approve (with approval not unreasonably withheld) decisions relating to the scope, nature and timing of such Remedial Action which, individual or in the aggregate, involve expenditures in excess of $1 million (it being agreed that (x) the standard for such approval is the "Commercially Reasonable Manner" standard set forth in
Section 10.2(d)(vi), and (Y) ANY DECISION BY SELLERS TO DENY SUCH APPROVAL SHALL BE WITHOUT PREJUDICE TO (AA) BUYER INDEMNITEES' RIGHT TO PROCEED WITH THE CONTROL OR DEFENSE OF SUCH REMEDIAL ACTION AND (BB) THE ALLOCATION, IF ANY, OF ENVIRONMENTAL LOSSES ASSOCIATED WITH SUCH REMEDIAL ACTION PURSUANT
TO THE TERMS OF THIS SECTION 10).

(vi) In connection with any Environmental Claim the Buyer Indemnitees or the Sellers, as the case may be, shall act in a "Commercially Reasonable Manner," which shall mean the most reasonable cost methods for investigation, remediation, removal, corrective action, containment, monitoring, other response or compliance action permitted by applicable Environmental Laws (including Environmental Laws setting forth so-called "risk-based" remediation standards, where applicable) determined based upon continued use of the Facilities in the same manner as of the Closing and from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with Environmental Laws.

10.3 INDEMNIFICATION BY BUYERS.

(i) Buyer (or, after the Closing, the Surviving Corporation) and the GS Funds and their respective successors and assigns shall indemnify the Sellers, the Corporation Entities and their respective Affiliates, officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any Losses directly arising from, relating to or otherwise in respect of (a) any breach of any representation or warranty of Buyer or the GS Funds contained in this Agreement or any Related Document to which it is a party, (b) any breach of any covenant of Buyer or the GS Funds contained in this Agreement or in any Related Document to which Buyer or the GS Funds are a party, (c) the consummation of a Debt Tender Offer without first obtaining the affirmative vote of a majority in interest of such series in favor of the Indenture Amendments if Buyer has consented in writing to the waiver of obtaining such affirmative vote, (d) the consummation of a Debt Tender Offer without first obtaining the consent of the applicable Trustee if Buyer has consented in writing to such action, or
(e) the operation of the business of any Corporation Entity after the Closing; PROVIDED, HOWEVER, that neither Buyer nor the GS Funds shall be required to indemnify any Person or shall have any liability under clause
(a) of this Section 10.3 (i) unless the aggregate of all Losses for which Buyers would, but for this proviso be liable (other than De Minimis Losses) exceeds on a cumulative basis an amount equal to the Deductible Amount and only to the extent of such excess, (ii) for De Minimis Losses or (iii) in excess of the Indemnity Cap. For purposes of this Section 10.3, the truth or correctness of any representation or warranty of Buyer or the GS Funds that survives the Closing contained in this Agreement shall be determined without regard to any Material Adverse Effect qualification set forth in such representation and warranty. Notwithstanding anything to the contrary contained in this Agreement, no GS Fund shall be required to indemnify any Person pursuant to this Section 10.3, or shall otherwise be liable under this Agreement, for Losses exceeding, in the aggregate, such GS Fund's Contribution Percentage (as set forth on Schedule 10.3, which Schedule shall be amended from time to time to reflect any sales of the equity of Buyer prior to the Closing as permitted under Section 11.1) of the Common Equity Purchase Price.

10.4 CALCULATION AND MITIGATION OF LOSSES.

     The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered by the indemnified party under insurance policies with third parties (I.E., actual insurance policies and not self insurance or retention programs) with respect to such Loss (subject to offset for any increase in premiums or other costs attributable to such Losses or other expenses incurred in connection with the collection of such amounts) and shall be (a) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and
(b) reduced to take account of any net Tax benefit actually realized in cash by the indemnified party that would not have been received but for such Loss. The Buyers agree to use commercially reasonable efforts to seek recovery for any Losses for which indemnification is provided under this
Article X that are covered by insurance policies with third parties or indemnification agreements with third parties (other than the Sellers); provided that the indemnified party shall not be obligated to commence legal proceedings against its insurers or other third parties. Each Party shall take all reasonable steps to mitigate any Losses.

10.5 TERMINATION OF INDEMNIFICATION.

     The obligations to indemnify and hold harmless any party, (a) pursuant to Section 10.1(a)(i), 10.1(b)(i) or 10.3(a), shall terminate when the representations or warranties terminate pursuant to Section 10.7; (b) pursuant to Section 10.2, shall terminate two years following the Closing Date; (c) pursuant to Section 10.1(g) shall terminate as contemplated by the time periods established in such Section 10.1(g); and (d) pursuant to
Section 10.1(f) and the other clauses of Sections 10.1 and 10.3, shall not terminate until the expiration of the applicable statute of limitations; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim), pursuant to Section 10.6 to the party to be providing the indemnification, or with respect to any Indemnified Environmental Matters, an Environmental Claim Notice.

10.6 PROCEDURES.

     The following procedures shall govern claims for indemnification made pursuant to Sections 10.1 and 10.3.

(a) In order for a party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Agreement pursuant to Sections 10.1 or 10.3 in respect of, arising out of or involving a claim made by any Person (other than the indemnifying party) against the indemnified party (a "THIRD PARTY CLAIM"), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within 10 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) If a Third Party Claim is made, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses (by written notice within 30 days after it receives notice from the indemnified party or at any time thereafter if a diligent and good faith defense is not being or ceases to be conducted and such conduct is not remedied within 30 days after notice in writing by the indemnifying party), to assume the defense thereof with counsel selected by the indemnifying party unless (a) the indemnifying party shall not have taken any action to defend such Third
Party Claim within 30 days after assuming the defense, or (b) the indemnified party shall have reasonably concluded that there is a conflict of interest between the indemnified party and the indemnifying party in the conduct of the defense of such Third Party Claim, in which case and notwithstanding any other provision of this Section 10.6, the indemnified party shall be entitled to conduct and control the defense thereof and the reasonable fees and disbursements of such indemnified party's counsel shall be at the expense of the indemnifying party. Should the indemnifying party elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; PROVIDED, HOWEVER, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, and if the Third Party Claim is one that by its nature cannot be defended solely by the indemnifying party, the indemnified and indemnifying party shall coordinate with respect to the defense of such matter. The indemnifying party shall be liable for any fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). The indemnifying party, if it has assumed the defense of any Third Party Claim as provided in this Section 10.6, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third
Party Claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment (a) relates solely to monetary damages for which the indemnifying party shall be responsible, (b) includes as an unconditional term thereof the release of the indemnified party from all liability with respect to such Third Party Claim and, (c) will not otherwise have a material effect on the indemnified party.

(c) OTHER CLAIMS. In the event any indemnified party should have a claim against any indemnifying party under Sections 10.1 or 10.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Sections 10.1 or 10.3, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Sections 10.1 or 10.3, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Sections 10.1 or 10.3 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall, subject to Sections 11.9, 11.10, and 11.11, be resolved by litigation in an appropriate court of competent jurisdiction.

10.7 SURVIVAL OF REPRESENTATIONS.

     The representations and warranties contained in this Agreement and in any document delivered in connection herewith (other than the SEC Documents Representation and the Environmental Representation, which shall not survive the Closing) shall survive the Closing solely for purposes of this
Article X and shall terminate upon September 15, 2003, other than the ERISA Affiliate Representation and those representations and warranties set forth in Sections 4.1 and 4.2, which shall survive indefinitely and 4.12, which shall survive until the expiration of the applicable statute of limitations.

10.8 NO ADDITIONAL REPRESENTATIONS.

     Buyers acknowledge that none of the Sellers, the Sellers' Representatives, any Corporation Entity or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Holding, the Corporation and its Subsidiaries furnished or made available to Buyer and its Representatives, except as expressly set forth in this Agreement, the Related Documents or the Schedules, and none of the Sellers, the Sellers' Representatives, Holding, any Corporation Entity or any other Person shall have or be subject to any liability (other than with respect to fraud or willful misconduct) to Buyer or any other Person resulting from the distribution to any of the Buyers or Buyers' use of, any such information, including the Descriptive Memorandum prepared by J.P. Morgan Securities Inc. and any information, documents or material made available to the Buyers in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby.

10.9 [INTENTIONALLY OMITTED]



10.10 ADJUSTMENT OF COMMON EQUITY PURCHASE PRICE.

     To the extent permitted by Applicable Law, any payment for indemnification hereunder shall be treated as an adjustment to the Common Equity Purchase Price or as a capital contribution, as appropriate.

10.11 NO RELIANCE ON SELLERS' REPRESENTATIVES BY SELLERS.

     The decision of each Seller to sell Securities pursuant to this Agreement has been made by such Seller independently of any other Seller and independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement and the Related Documents that may have been made or given by the Sellers' Representatives, any other Seller or by any agent, employee or other representative of the Sellers' Representatives, or any other Seller, and neither the Sellers' Representatives nor any Seller or any of their respective agents, employees or other representatives shall have any liability to any other Seller (or any Person) relating to or arising from any such information, materials, statements or opinions, except as expressly provided in a written agreement, if any, between or among the Sellers.

                                ARTICLE XI

                            GENERAL PROVISIONS

11.1 ASSIGNMENT.

     This Agreement and the rights and obligations hereunder are not assignable or transferable by Buyers, Holding, the Corporation or the Sellers (including by operation of law in connection with a merger or consolidation of Buyer, Holding, the Corporation or any Seller) without the prior written consent of the Sellers' Representatives, the Corporation and Buyer; PROVIDED, HOWEVER, that the Buyers may assign this Agreement, without the consent of the Sellers, to any Affiliate to a financial or lending institution providing financing to Buyers in connection with the transactions contemplated hereby or in connection with a sale of the Business by Buyer following the Closing; PROVIDED FURTHER, that no such assignment shall release Buyer from its obligations hereunder. Any attempted assignment in violation of this Section 11.1 shall be void AB INITIO. Notwithstanding the terms of any other agreements to which any Seller may be a party, each of the Sellers hereby agrees that any sale of equity in Buyer prior to the Closing to any party or parties, as may be selected by Buyer in its sole discretion, shall be specifically permitted so long as the GS Funds shall hold a majority of the equity in Buyer at the Closing.

11.2 NO THIRD-PARTY BENEFICIARIES.

     This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights under this Agreement.

11.3 NOTICES.

     All notices, consents, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or internationally-recognized overnight courier service and shall be deemed duly given when so delivered by hand or facsimile, or if mailed, five Business Days after mailing (one Business Day in the case of overnight courier service), as follows:

(i) if to Buyer or the GS Funds, or after the Closing, the Surviving Corporation, to

                    GS Capital Partners 2000, L.P.
                    c/o Goldman, Sachs & Co.
                    85 Broad Street, 10{th} Floor
                    New York, New York  10004
                    Telephone: (212) 902-5761
                    Telecopier: (212) 902-3000
                    Attention: Joseph Gleberman
                              Ben Adler


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

                    with a copy to:

                    Fried, Frank, Harris, Shriver & Jacobson
                    One New York Plaza
                    New York, New York  10004
                    Telephone: (212) 859-8156
                    Telecopier: (212) 859-4000
                    Attention: Paul M. Reinstein;

(ii) if, prior to the Closing, to Holding or the Corporation, to

                    c/o Berry Plastics Corporation
                    101 Oakley Street
                    Evansville, Indiana
                    Telephone: 812-424-2904
                    Telecopier: (812) 421-9604
                    Attention: Ira G. Boots;

                    with copies to:

                    Goodwin Procter LLP
                    599 Lexington Avenue
                    New York, New York 10022
                    Telephone: (212) 813-8875
                    Telecopier: (212) 355-3333
                    Attention: Michael J. O'Brien; and

(iii) if to the Sellers' Representatives, to each Seller Representative at the address set forth on SCHEDULE I opposite the name of such Seller
Representative, with a copy to any party designated by such Seller Representative as set forth on SCHEDULE I; and

(iv) if to any Seller, to such Seller at the address set forth on SCHEDULE I opposite the name of such Seller, with a copy to any party designated by such Seller as set forth on SCHEDULE I;

or to such other address as any party to whom notice is to be given has furnished to the other parties in accordance herewith.

11.4 INTERPRETATION; EXHIBITS AND SCHEDULES.

     The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth on any Schedule shall be deemed set forth on all other Schedules to the extent that such matter is, on its face, responsive to such other Schedule. The inclusion of any information in any Schedule shall not be deemed to be an admission or acknowledgment by Holding, the Corporation or the Sellers that such information is required to be listed on such Schedule or is material to or outside the ordinary

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

course of the business of any Corporation Entity, as applicable. Any cost estimates, projections or other forward-looking statements contained or referred to in this Agreement or in the Annexes, Schedules and Exhibits hereto or in any materials that have been provided to Buyer by Holding, the Corporation or the Sellers are not and shall not be deemed to be representations or warranties of Holding, the Corporation or the Sellers. EXCEPT WHEN THE CONTEXT REQUIRES OTHERWISE, ANY REFERENCE IN THIS AGREEMENT TO ANY ARTICLE, SECTION, CLAUSE, ANNEX, SCHEDULE OR EXHIBIT SHALL BE TO THE ARTICLES, SECTIONS AND CLAUSES OF, AND ANNEXES, SCHEDULES AND EXHIBITS TO, THIS AGREEMENT. THE WORDS "INCLUDE," "INCLUDES" AND "INCLUDING" ARE DEEMED TO BE FOLLOWED BY THE PHRASE "WITHOUT LIMITATION." ANY REFERENCE TO THE MASCULINE, FEMININE OR NEUTER GENDER SHALL INCLUDE SUCH OTHER GENDERS AND ANY REFERENCE TO THE SINGULAR OR PLURAL SHALL INCLUDE THE OTHER, IN EACH CASE UNLESS THE CONTEXT OTHERWISE REQUIRES. All Annexes, Schedules and Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to an Article, Section, clause, Annex, Schedule or Exhibit, such reference shall be to an Article, Section or clause of, or Annex, Schedule or Exhibit to, this Agreement unless otherwise indicated. The use in this Agreement of the word "or" shall not be exclusive. Wherever used in this Agreement, "knowledge" of Holding or the Corporation shall mean the actual knowledge, after due inquiry, of Ira Boots, Brent Beeler, Bill Herdrich, Bruce Sims, Jim Kratochvil, Scott Farmer, Fred Heseman, Dave Jochem, Marcia Jochem, Brett Bauer, Mark Miles and Greg Jones.

11.5 SEVERAL OBLIGATIONS

     Notwithstanding anything to the contrary in this Agreement, (a) each of the representations, warranties, covenants, undertakings and obligations of the Sellers under this Agreement constitute several (not joint) obligations of the Sellers, and (b) each of the representations, warranties, covenants, undertakings and obligations of the GS Funds under this Agreement constitute several (not joint) obligations of the GS Funds.

11.6 COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed and delivered in counterpart signatures delivered via facsimile transmission and any such counterpart so delivered via facsimile transmission shall be deemed an original for all intents and purposes.

11.7 ENTIRE AGREEMENT.

     This Agreement, the Related Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement or in the Related Documents or the Confidentiality Agreement.

11.8 AMENDMENTS AND WAIVERS.

     This Agreement may not be amended except by an instrument in writing signed on behalf of the Sellers' Representatives, the Corporation and Buyer. No amendments to this agreement shall treat any Seller in a non-ratable or otherwise discriminatory manner, and no amendment shall increase the liability of an initial signatory to this Agreement without the written consent of such initial signatory. Buyer, the Sellers' Representatives, the Corporation, or a particular Seller, as the case may be, may waive solely in its own behalf compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to such waiving party to comply with or perform.

11.9 SEVERABILITY.

     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.10 NO CONSEQUENTIAL DAMAGES.

     Notwithstanding any provision of this Agreement, no party shall be liable, for any consequential special or punitive damages, including loss of revenue or income, diminution in value of securities or loss of business reputation or opportunity relating to the breach of this Agreement, except to the extent that such damages are paid or payable to a third party by such other party.

11.11 CONSENT TO JURISDICTION.

     Each of the PARTIES HERETO irrevocably submits to the non-exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Document or any transaction contemplated hereby or thereby. EACH OF THE PARTIES HERETO further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this
Section 11.10. EACH OF THE PARTIES HERETO irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Document or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waiveS and agreeS not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.12 GOVERNING LAW; WAIVER OF JURY TRIAL.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

11.13 CONSTRUCTION.

     The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.


                            *     *     *     *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date first written above.



                              BUYERS:

                              GS BERRY ACQUISITION CORP.



                              By:  /S/ DOUGLAS F. LONDAL
                                 -------------------------
                                 Name: Douglas F. Londal
                                 Title: Vice President



                              GS FUNDS:

                              GS CAPITAL PARTNERS 2000, L.P.
                              By: GS Advisors 2000, L.L.C., its general
                                  partner



                              By: /S/ JOHN E. BOWMAN
                                 -------------------------
                                 Name: John E. Bowman
                                 Title: Vice President


                              GS CAPITAL PARTNERS 2000, OFFSHORE, L.P.
                              By: GS Advisors 2000, L.L.C., its
                                  general partner



                              By: /S/ JOHN E. BOWMAN
                                 -------------------------
                                 Name: John E. Bowman
                                 Title: Vice President

                              GS CAPITAL PARTNERS 2000, GMBH & CO.
                                 BETEILIGUNGS KG

                              By: Goldman Sachs Management GPGmbH, its
                                  general partner

                              By: /S/ JOHN E. BOWMAN
                                 -------------------------
                                 Name: John E. Bowman
                                 Title: Managing Director


                                 BRIDGE STREET SPECIAL OPPORTUNITIES FUND
                                 2000, L.P.
                              By: Bridge Street Special Opportunities
                                  2000, L.L.C., its general partner

                              By: /S/ JOHN E. BOWMAN
                                 -------------------------
                                 Name: John E. Bowman
                                 Title: Vice President


                                 GS CAPITAL PARTNERS 2000 EMPLOYEE FUND,
                                 L.P.
                              By: GS Employee Funds 2000, L.L.C., its
                                  general partner



                              By: /S/ JOHN E. BOWMAN
                                 -------------------------
                                 Name: John E. Bowman
                                 Title: Vice President


                                 STONE STREET FUND 2000, L.P.
                              By: Stone Street 2000, L.L.C., its general
                                  partner



                              By: /S/ JOHN E. BOWMAN
                                 -------------------------
                                 Name: John E. Bowman
                                 Title: Vice President

                              BPC HOLDING CORPORATION



                              By: /S/ JAMES M. KRATOCHVIL
                                 -------------------------
                                 Name: James M. Kratochvil
                                 Title: Executive Vice President,
                                        Treasurer, Secretary &
                                        Chief Financial Officer


                              BERRY PLASTICS CORPORATION



                              By: /S/ JAMES M. KRATOCHVIL
                                 -------------------------
                                 Name: James M. Kratochvil
                                 Title: Executive Vice President,
                                        Treasurer, Secretary &
                                        Chief Financial Officer

                                 SELLERS:



                              By:/S/ IRA G. BOOTS
                                 -------------------------
                                 Ira G. Boots


                              By: /S/ JAMES M. KRATOCHVIL
                                 -------------------------
                                 James M. Kratochvil

                                 THE JAMES M. KRATOCHVIL CHARITABLE
                                 REMAINDER UNITRUST



                              By: /S/ JAMES M. KRATOCHVIL
                                 -------------------------
                                 James M. Kratochvil, as Trustee

                                 ATLANTIC EQUITY PARTNERS
                                 INTERNATIONAL II, L.P.

                              By:  Atlantic Equity Associates
                                  International II, L.P., its General
                                 Partner

                              By: Buaron Holdings Ltd., its Managing
                                 General Partner

                              By: /S/ ROBERTO BUARON
                                 -------------------------
                                 Name: Roberto Buaron
                                 Title: President


                              BPC EQUITY, LLC

                              By:  Aetna Life Insurance Company, its Member



                              By: /S/ DAVID M. CLARKE
                                 -------------------------
                                 Name: David M. Clarke
                                 Title: Investment Manager


                              J.P. MORGAN PARTNERS (SBIC), LLC



                              By: /S/ DONALD J. HOFMANN, JR.
                                 -------------------------
                                 Name: Donald J. Hofmann, Jr.
                                 Title: Partner

                                 THE NORTHWESTERN MUTUAL LIFE INSURANCE
                                 COMPANY



                                 By: /S/ DAVID A. BARRAS
                                     -------------------------
                                     Name: David A. Barras
                                     Title: Its Authorized Representative

                              Solely as a guarantor of the payment and performance of all obligations of its affiliates hereunder:

                              AETNA LIFE INSURANCE COMPANY



                              By: /S/ DAVID M. CLARKE
                                 -------------------------
                                 Name: David M. Clarke
                                 Title: Investment Manager







                                    A-1
LIBNY/1108422.10

                                  ANNEX I

                                DEFINITIONS

          Capitalized terms used but not defined in the Merger Agreement have the respective meanings assigned to such terms below.

          "ACQUISITION PROPOSAL" has the meaning set forth in Section 7.6.

          "ADJUSTED OWNERSHIP PERCENTAGE" has the meaning set forth in
Section 3.1.

          "ADJUSTMENT FACTOR" has the meaning set forth in Section 3.1.

          "ADJUSTED SHARE NUMBER" has the meaning set forth in Section 3.1.

          "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "AFFILIATED GROUP" has the meaning set forth in Section 4.12.

          "AGREEMENT" has the meaning set forth in the preamble.

          "APPLICABLE LAW" has the meaning set forth in Section 4.3.

          "ATLANTIC EQUITY" has the meaning set forth in the caption.

          "AUDITED BALANCE SHEET" has the meaning set forth in Section 4.5.

          "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 4.5.

          "BONUS PLAN" means the Berry Plastics Corporation Bonus Plan for Executives and the Berry Plastics Corporation Bonus Plan for Managers and Directors, each of which has previously been provided to Buyer.

          "BPC EQUITY" has the meaning set forth in the caption.

          "BUSINESS" means the business presently conducted or proposed to be conducted by Holding, the Corporation and its Subsidiaries during the next twelve months.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

          "BUYER" has the meaning set forth in the caption.

          "BUYER COMMON STOCK" has the meaning set forth in Section 3.2(a).

          "BUYERS" means the Buyer and the GS Funds, collectively.

          "BUYER INDEMNITEE" shall have the meaning set forth in Section
10.2(a).

          "CAPITAL LEASE" has the meaning set forth in Section 3.1.

          "CAPITAL LEASE AMOUNT" has the meaning set forth in Section 3.1.

          "CASH HOLDBACK AMOUNT" has the meaning set forth in Section 3.1.

          "CASH INDEMNIFICATION HOLDBACK AMOUNT" has the meaning set forth in Section 3.1.

          "CERTIFICATE OF MERGER" means a certificate of merger meeting the requirements of the Delaware Statute.

          "CLASS A COMMON STOCK" has the meaning set forth in the preamble.

          "CLASS B COMMON STOCK" has the meaning set forth in the preamble.

          "CLASS C COMMON STOCK" has the meaning set forth in the preamble.

          "CLOSING" has the meaning set forth in Article II.

          "CLOSING WORKING CAPITAL" has the meaning set forth in Section
3.7(a).

          "CLOSING WORKING CAPITAL STATEMENT" has the meaning set forth in
Section 3.7(a).

          "CLOSING DATE" has the meaning set forth in Article II.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMITMENT LETTERS" has the meaning set forth in Section 6.6.

          "COMMON EQUITY PURCHASE PRICE" has the meaning set forth in
Section 3.1.

          "COMMON STOCK" has the meaning set forth in the preamble.

          "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section
7.3.

          "CONFIDENTIAL INFORMATION" has the meaning set forth in Section
7.3(b).

          "CONSTITUENT CORPORATIONS" has the meaning set forth in Section
1.1.

          "CONTRACT" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other written or oral agreement, commitment or license.

          "CONVERTIBLE SECURITIES" has the meaning set forth in the preamble.

          "CORPORATE RIGHTS" has the meaning set forth in Section 1.3.

          "CORPORATION BENEFIT PLAN" means each plan, program, policy, contract, agreement or other arrangement providing for compensation, retirement benefits, severance, termination pay, performance awards, stock or equity-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred by any Corporation Entity for the benefit of any Employee, and pursuant to which any Corporation Entity has or may have any liability, contingent or otherwise.

          "CORPORATION INTELLECTUAL PROPERTY" means all Intellectual Property which is used or has been used in connection with the Business, including, without limitation, the polypropylene thermoforming process and technology, and the products relating to such process and technology.

          "CORPORATION" has the meaning set forth in the caption.

          "CORPORATION ENTITY" means each of Holding, the Corporation and each of the Corporation's Subsidiaries.

          "DEBT FINANCING" has the meaning set forth in Section 6.6.

          "DEBT TENDER OFFERS" has the meaning set forth in Section 3.4(a).

          "DEDUCTIBLE AMOUNT" has the meaning set forth in Section 10.1(c).

          "DELAWARE STATUTE" has the meaning set forth in the preamble.

          "DE MINIMIS LOSS" has the meaning set forth in Section
10.1(c)(ii).

          "DOJ" has the meaning set forth in Section 7.4(b).

          "DOL" means the U.S. Department of Labor.

          "EFFECTIVE TIME" has the meaning set forth in Section 1.2.

          "11% NOTES" has the meaning set forth in Section 3.1.

          "EMPLOYEE" means each current, former, or retired employee, director, officer, consultant, independent contractor or other service provider of any Corporation Entity.

          "EMPLOYEE AGREEMENT" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between any Corporation Entity and any Employee pursuant to which any Corporation Entity has or may have any liability contingent or otherwise.

          "ENTERPRISE PURCHASE PRICE" has the meaning set forth in Section
3.1.

          "ENVIRONMENTAL CLAIM" has the meaning set forth in section
10.2(d)(i).

          "ENVIRONMENTAL CLAIM NOTICE" has the meaning set forth in Section 10.2(d)(i).

          "ENVIRONMENTAL DEDUCTIBLE AMOUNT" has the meaning set forth in
Section 10.1(c)(i).

          "ENVIRONMENTAL LAW" means any foreign, federal, state or local law, statute, ordinance, rule, regulation, or legally binding directive or guidance, including any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters, as the foregoing are enacted and in effect on or prior to the Closing Date.

          "ENVIRONMENTAL LOSSES" has the meaning set forth in Section
10.2(a)(iii)

          "ENVIRONMENTAL MATTER" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, health or safety, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

          "ENVIRONMENTAL PERMITS" has the meaning set forth in Section
4.17(b).

          "ENVIRONMENTAL REPRESENTATION" shall mean the representations and warranties set forth in Section 4.17.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" with respect to a Person means each business or entity which is a member of a "controlled group of corporations" under "common control" or a member of an "affiliated service group" with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or is under "common control" with such Person, within the meaning of
Section 4001(a)(14) of ERISA.

          "ERISA AFFILIATE REPRESENTATION" shall mean the representation and warranty set forth in Section 4.14(i).

          "ESCROW ACCOUNT" has the meaning set forth in Section 3.1.

          "ESCROW AGENT" has the meaning set forth in Section 3.1.

          "ESCROW AGREEMENT" has the meaning set forth in Section 3.1.

          "EXCHANGE ACT" means The Exchange Act of 1934, as amended, and as the same may be further amended, modified or supplemented from time to time, or any successor statute, and the rules and regulations thereunder, as the same are from time to time in effect.

          "FACILITIES" means all real property owned, leased, operated or controlled by the Corporation or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of the Corporation or any of its Subsidiaries.

          "FINAL CLOSING WORKING CAPITAL" has the meaning set forth in
Section 3.7(c).

          "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.5.

          "FTC" has the meaning set forth in Section 7.4(b).

          "FUNDED INDEBTEDNESS" has the meaning set forth in Section 3.1.

          "FUNDED OBLIGATIONS" has the meaning set forth in Section 3.1.

          "GAAP" means United States generally accepted accounting principles.

          "GOVERNMENTAL ENTITY" means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          "GS FUNDS" has the meaning set forth in the caption.

          "GUARANTEE" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposits or collection) of any Person guaranteeing, or in effect guaranteeing, any indebtedness, dividend or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment to such indebtedness or obligation, or (iv) to otherwise pay any holder of indebtedness or Contract of any Person with respect to any losses in respect thereof (e.g., "make-wholes").

          "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials ("ACM"), building construction materials and debris, polychlorinated biphenyls ("PCBS") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

          "HMO" has the meaning set forth in Section 4.14(h).

          "HOLDING" has the meaning set forth in the caption.

          "HOLDING CERTIFICATE OF INCORPORATION" means the certificate of incorporation of Holding, together with all the certificates of designation relating to the Preferred Stock.

          "HOLDING MATERIAL ADVERSE CHANGE" means a change, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect on the Corporation Entities taken as a whole.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEBTEDNESS" means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances received by such Person of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with past practice), (iv) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed,
(v) all guarantees of such Person, (vi) all obligations (including, but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (vii) all obligations arising out of foreign exchange contracts, and (viii) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

          "INDEMNIFIED ENVIRONMENTAL MATTERS" has the meaning set forth in
Section 10.2(d).

          "INDEMNIFICATION HOLDBACK AMOUNT" has the meaning set forth in
Section 3.1.

          "INDEMNIFIED PARTY" has the meaning set forth in Section 10.6(a).

          "INDEMNITY CAP" has the meaning set forth in Section 10.1(c).

          "INDENTURE AMENDMENTS" has the meaning set forth in Section
3.4(a).

          "INTELLECTUAL PROPERTY" means all intellectual property rights, including, without limitation, all: patents, patent applications, together with all patent disclosures, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, trademarks, tradenames, service marks, trade dress, logos, domain names and designs, and all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrights and copyright applications and all registrations and renewals in connection therewith; all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereon; all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); all computer software (including data and related documentation); all other proprietary rights; and all licenses, sublicenses, agreements, or permissions related to any of the foregoing.

          "INVENTORS" has the meaning set forth in Section 4.9(b)(vii).

          "IRS" means the Internal Revenue Service.

          "JPMP" has the meaning set forth in the caption.

          "JUDGMENT" has the meaning set forth in Section 4.3.

          "LATEST BALANCE SHEET" has the meaning set forth in Section 4.5.

          "LEASES" means all Contracts for Leased Real Property.

          "LEASED REAL PROPERTY" means all real property and interests in real property leased by the Corporation and its Subsidiaries and used or held for use in the operation or conduct of the business of the Corporation and such Subsidiaries, but excluding warehouse space leased by the Corporation or its Subsidiaries for the purpose of storing equipment, inventory or other assets.

          "LIENS" means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

          "LOSSES" has the meaning set forth in Section 10.1(a).

          "MATERIAL ADVERSE EFFECT" on any Person means (x) a material adverse effect on the business, assets, liabilities, financial condition or results of operation of such Person and its Subsidiaries, taken as a whole or (y) the occurrence of any change, event or effect that results in, or is reasonably foreseeable to result in, a material adverse and sustained effect on the current or future EBITDA or equity value of such Person and its Subsidiaries taken as a whole; in each case, other than as a result of
(a) changes in general domestic or foreign economic, political or regulatory conditions or (b) changes affecting generally the industries in which the Person operates; PROVIDED that with respect to each of clauses
(a) and (b) that such effect is not materially more adverse with respect to such Person than the effect on comparable businesses generally.

          "MERGER" has the meaning set forth in the preamble.

          "MR. BOOTS" has the meaning set forth in the caption.

          "NEUTRAL AUDITORS" has the meaning set forth in Section 3.7(c).

          "NEVADA BONDS AMOUNT" has the meaning set forth in Section 3.1

          "NEVADA BONDS" has the meaning set forth in Section 3.1

          "OFFER DOCUMENTS" has the meaning set forth in Section 3.4(b).

          "OPTIONS" has the meaning set forth in the preamble.

          "OWNED REAL PROPERTY" means the real property owned by the Corporation or its Subsidiaries, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

          "OWNERSHIP PERCENTAGE" of any Seller, shall mean, as of any date, the percentage set forth opposite such Seller's name on SCHEDULE I as of such date (which Schedule will be updated, as necessary, on the Closing Date and on each date thereafter on which a joinder is delivered to this Agreement). The aggregate Ownership Percentage of the Sellers party to this Agreement shall equal 100% at all times.

          "PAID-OUT COMMON EQUITY PURCHASE PRICE" has the meaning set forth in Section 3.1.

          "PAID-OUT SHARES" has the meaning set forth in Section 3.1.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PER SHARE AMOUNT" has the meaning set forth in Section 3.1.

          "PENSION PLAN" means each Corporation Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

          "PERMITS" has the meaning set forth in Section 4.12.

          "PERMITTED LIENS" means (i) those Liens set forth on SCHEDULE 4.7 or in the Financial Statements or securing debt reflected as a liability on the Latest Balance Sheet, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the any of the Corporation's Owned Property in the conduct of its business as presently conducted, (iv) easements, covenants, rights-of-way and other similar restrictions of record, which do not individually or in the aggregate, materially impair the continued use and operation of the Owned Property in the conduct of the Business as presently conducted, (v) any conditions that are shown by a survey of any Owned Property which has been furnished to Buyer prior to the date of this Agreement and (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Corporation has easement rights and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth on clause (vi) above, individually or in the aggregate, materially impair the continued use and operation of the Owned Property in the conduct of the business of the Corporation as presently conducted.

          "PER SHARE AMOUNT" has the meaning set forth in Section 3.1.

          "PER SHARE CASH HOLDBACK AMOUNT" has the meaning set forth in
Section 3.1.

          "PERSON" means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

          "PREFERRED STOCK" has the meaning set forth in the preamble.

          "PREFERRED STOCK REDEMPTION AMOUNT" has the meaning set forth in
Section 3.1.

          "PROCEEDING" means any action, suit, investigation or proceeding before any Governmental Entity or arbitrator.

          "PUBLIC BONDS" has the meaning set forth in Section 3.1.

          "REAL PROPERTY" means, collectively, the Leased Real Property and the Owned Real Property.

          "RELATED DOCUMENTS" means the Escrow Agreement.

          "REMAINING 11% NOTES" has the meaning set forth in Section 3.1.

          "REMAINING 12.25% NOTES" has the meaning set forth in Section
3.1.

          "REMAINING 12.5% NOTES" has the meaning set forth in Section 3.1.

          "REMAINING NOTES" has the meaning set forth in Section 3.1.

          "REMAINING 11% NOTES AMOUNT" has the meaning set forth in Section
3.1.

          "REMAINING 12.25% NOTES AMOUNT" has the meaning set forth in
Section 3.1.

          "REMAINING 12.5% NOTES AMOUNT" has the meaning set forth in
Section 3.1.

          "REMAINING NOTES AMOUNT" has the meaning set forth in Section
3.1.

          "REMEDIAL ACTION" means any environmental investigatory, remedial or corrective action with respect to contamination or potential contamination of the soil and/or groundwater at, on, beneath or migrating to or from the Facilities.

          "REPRESENTATIVES" means, as to a Person, such Person's affiliates, partners, officers, directors, employees, agents, advisors (legal, accounting and financial), consultants' financing sources and financing sources' advisors.

          "RESOLUTION PERIOD" shall have the meaning set forth in Section
3.7(b).

          "RETURNS" means, collectively, returns, declarations of estimated tax, tax reports, information returns and statements relating to any Taxes.

          "ROLLED-OVER SHARES" has the meaning set forth in Section 3.1.

          "ROLLOVER INDEMNIFICATION HOLDBACK" has the meaning set forth in
Section 3.5(c).

          "SEC" has the meaning set forth in Section 4.6.

          "SEC DOCUMENTS" has the meaning set forth in Section 4.6.

          "SEC DOCUMENTS REPRESENTATION" means the representations and warranties set forth in Section 4.6.

          "SECTION 7.7 NOTICE" has the meaning set forth in Section 7.7(b).

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and as the same may be further amended, modified or supplemented from time to time, or any successor statute, and the rules and regulations thereunder, as the same are from time to time in effect.

          "SECURITIES" has the meaning set forth in the preamble.

          "SELLER" and "SELLERS" have the meanings set forth in the caption.

          "SELLERS' REPRESENTATIVES" has the meaning set forth in Section
7.11(a).

          "SERIES A PREFERRED STOCK" has the meaning set forth in the preamble.

          "SERIES A-1 PREFERRED STOCK" has the meaning set forth in the preamble.

          "SERIES B PREFERRED STOCK" has the meaning set forth in the preamble.

          "SERIES C-1 PREFERRED STOCK" has the meaning set forth in the preamble.

          "SERIES C-2 PREFERRED STOCK" has the meaning set forth in the preamble.

          "SERIES C-3 PREFERRED STOCK" has the meaning set forth in the preamble.

          "SERIES C-4 PREFERRED STOCK" has the meaning set forth in the preamble.

          "SERIES C-5 PREFERRED STOCK" has the meaning set forth in the preamble.

          "SERIES D PREFERRED STOCK" has the meaning set forth in the preamble.

          "SHARE NUMBER" has the meaning set forth in Section 3.1.

          "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which, is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person. For purposes of this Agreement, the Subsidiaries of the Corporation shall mean each of the Subsidiaries listed in Schedule 4.1.

          "SURVIVING CORPORATION" has the meaning set forth in Section 1.1.

          "TARGET WORKING CAPITAL" has the meaning set forth in Section
3.7(d).

          "TAX" or "TAXES" means, with respect to any Person, any Federal, State, local or foreign income (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) gross receipts, sales, use, estimated, ad valorem, transfer, franchise, license, withholding, payroll, employment, windfall profits, alternative, add-in minimum tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person.

          "THIRD PARTY CLAIM" has the meaning set forth in Section 10.6(a).

          "TOTAL NOL" means the sum of (i) the amount as of January 1, 2002 of the aggregate federal net operating loss carryovers of the members of the affiliated group of which Holding is the common parent company (the "AFFILIATED GROUP") and (ii) the amount of the current deductions available to the members of the Affiliated Group for federal income tax purposes for items incurred by such members in connection with the acquisition of Holding pursuant to the Merger Agreement and any associated transactions (including, but not limited to, any bonuses payable to employees in connection with the acquisition, any repurchase premium and write-offs of unamortized debt issuance expenses on the retirement of outstanding debt, any payment of previously accrued interest or original issue discount on debt the deduction of which was deferred until paid under Section 163(e)(5) of the Code, and any exercise or cash out of options).

          "TRANSACTION COSTS" has the meaning set forth in Section 3.1.

          "TRANSFER TAXES" has the meaning set forth in Section 7.8(b).

          "TRI-PLAS NOTE" has the meaning set forth in Section 3.1.

          "TRI-PLAS NOTE AMOUNT" has the meaning set forth in Section 3.1.

          "12.25% NOTES" has the meaning set forth in Section 3.1.

          "12.5% NOTES" has the meaning set forth in Section 3.1.

          "UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 4.5.

          "WAIVING PARTY" has the meaning set forth in Section 8.5.

          "WARRANT AMOUNT" has the meaning set forth in Section 3.2(d).

          "WARRANTS" has the meaning set forth in the preamble.

          "WELFARE PLAN" means each Corporation Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

          "WORKING CAPITAL SHORTFALL" has the meaning set forth in Section
3.7(d).




                                    A-12
LIBNY/1108422.10

                                                                  EXHIBIT D


                         FORM OF JOINDER AGREEMENT



          The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Agreement and Plan of Merger (the "Agreement") dated as of May 25, 2002 by and among _________________________________ and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term "Seller" (as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is as follows:

________________________________________________________________________

     Facsimile No.____________________.

                                              [NAME OF UNDERSIGNED]







                                    A-13
LIBNY/1108422.10